Exhibit 10.22

FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, GUARANTOR JOINDER AND

AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS dated as of June 3, 2019 (this “Amendment”), is entered into among THE GREENBRIER COMPANIES, INC., an Oregon corporation (the “Borrower”), the Guarantors party hereto, the New Subsidiary (as defined below), the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Lenders party thereto and Bank of America, N.A., as Administrative Agent are parties to that certain Fourth Amended and Restated Credit Agreement, dated as of September 26, 2018 (as amended or modified from time to time prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement and certain other Loan Documents as provided herein (the Existing Credit Agreement, as so amended by this Amendment, the “Credit Agreement”).

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Amendments. Effective upon satisfaction of the conditions precedent set forth in Section 2 below:

(a)    the Existing Credit Agreement (but not the schedules and exhibits thereto) is hereby amended and restated in its entirety as set forth in Annex A attached hereto;

(b)    Schedule 2.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as set forth in Schedule 2.01 attached hereto;

(c)    a new Exhibit K is hereby added to the Existing Credit Agreement in the form of Exhibit K attached hereto;

(d)    The following sentence is hereby added (i) as a new Section 27 to the Subsidiary Guaranty, (ii) as a new Section 31 to the Security Agreement and (iii) as a new Section 30 to the Pledge Agreement:

Acknowledgement. Section 10.23 of the Credit Agreement is incorporated herein by reference mutatis mutandis.

(e)    Schedules 1, 2 and 3 of the Security Agreement and Schedule 1 of the Pledge Agreement are hereby supplemented to include the information attached hereto as Schedule 1.

2.    Effectiveness; Conditions Precedent. This Amendment shall be effective on the date on which all the conditions set forth in this Section 2 have been satisfied (such date, the “First Amendment Effective Date”):

(a)    receipt by the Administrative Agent of the following, each in form and substance reasonably satisfactory to each of the Administrative Agent:

(i)    executed counterparts of this Amendment, each executed by each Loan Party and each Lender;

(ii)    favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the First Amendment Effective Date; and

(iii)    (A) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer of such Loan Party to be true and correct as of the First Amendment Effective Date; (B) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party; and (C) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation;

(b)    the Administrative Agent and the Lenders shall have received (i) at least five Business Days prior to the First Amendment Effective Date, all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and (ii) at least five Business Days prior to the First Amendment Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(c)    the Administrative Agent and the Lenders shall have received all accrued fees and expenses required to be paid on the First Amendment Effective Date; and

(d)    the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the First Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

3.    Joinder of New Subsidiary.

(a)    GBXL, LLC, an Oregon limited liability company (the “New Subsidiary”) hereby acknowledges, agrees and confirms that, by its execution of this Amendment, the New Subsidiary will be deemed to be a party to the Subsidiary Guaranty, will be a “Guarantor” for all purposes of the Subsidiary Guaranty and shall have all of the obligations of a Guarantor thereunder as if it had executed the Subsidiary Guaranty. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Subsidiary Guaranty. Without limiting the generality of the foregoing terms of this Section 3(a), the New Subsidiary hereby jointly and severally together with the other

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Guarantors, guarantees to the Administrative Agent and the other holders of the Guaranteed Obligations (as such term is defined in the Subsidiary Guaranty), as provided in the Subsidiary Guaranty, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

(b)    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Amendment, the New Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of a “Debtor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 3(b), the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the other holders of Secured Obligations (as such term is defined in the Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the New Subsidiary.

(c)    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Amendment, the New Subsidiary will be deemed to be a party to the Pledge Agreement, and shall have all the obligations of a “Debtor” (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 3(c), the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the other holders of Secured Obligations (as such term is defined in the Pledge Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement) of the New Subsidiary.

(d)    The New Subsidiary hereby waives acceptance by the Administrative Agent and the holders of the Secured Obligations (as such term is defined in the Security Agreement) of the guaranty by the New Subsidiary under the Subsidiary Guaranty upon the execution of this Amendment by the New Subsidiary.

4.    Ratification of Credit Agreement and other Loan Documents. Except as specifically amended herein, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The Loan Parties acknowledge and consent to the terms set forth herein and agree that the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way impair, reduce or limit any of the obligations of the Loan Parties under the Loan Documents, as amended hereby. This Amendment is a Loan Document.

5.    Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a)    it has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment;

(b)    this Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity;

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(c)    the execution, delivery and performance of this Amendment by each Loan Party does not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any (x) with respect to the creation of any Lien (other than Permitted Liens), Contractual Obligation or (y) with respect to any conflict, breach or contravention or payment, Contractual Obligation, in each case, to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries, except to the extent as could not reasonably be expected to have a Material Adverse Effect, or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; and

(d)    the execution, delivery and performance by each Loan Party of this Amendment does not (i) contravene the terms of its Organization Documents or (ii) violate any material Law.

6.    Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to the Lenders that after giving effect to this Amendment (a) the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the First Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and (b) no Default exists or would result from the Credit Extensions contemplated by this Amendment or from the application of the proceeds thereof.

7.    Amendments; Counterparts/Facsimile. This Amendment shall not be construed as a waiver of or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lenders or the Administrative Agent. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

8.    GOVERNING LAW. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.    Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

11.    Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	THE GREENBRIER COMPANIES, INC.,

	By:	/s/ Justin Roberts
Name: Justin Roberts
Title: Vice President, Corporate Finance and Treasurer

GUARANTORS:	GREENBRIER-CONCARRIL, LLC
GREENBRIER LEASING COMPANY LLC
GREENBRIER RAIL SERVICES HOLDINGS, LLC
GREENBRIER RAILCAR LEASING, INC.
GUNDERSON LLC
GUNDERSON MARINE LLC
GUNDERSON RAIL SERVICES LLC
MERIDIAN RAIL ACQUISITION CORP.
MERIDIAN RAIL HOLDINGS CORP.

	By:	/s/ Justin Roberts
Name: Justin Roberts
Title: Vice President

GREENBRIER MANAGEMENT SERVICES, LLC

By: GREENBRIER LEASING COMPANY LLC
Its: Sole Member

		By:	/s/ Justin Roberts
Name: Justin Roberts
Title: Vice President

GUNDERSON SPECIALTY PRODUCTS, LLC

By: GUNDERSON LLC
Its: Sole Member

		By:	/s/ Justin Roberts
Name: Justin Roberts
Title: Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

NEW SUBSIDIARY:	GBXL, LLC

	By:	/s/ Justin Roberts
Name: Justin Roberts
Title: Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,

	By:	/s/ Anthea Del Bianco
Name: Anthea Del Bianco
Title: Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

LENDERS:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Michael Snook
Name: Michael Snook
Title: Senior Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Stephen Sloan
Name: Stephen Sloan
Title: Director

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

FIFTH THIRD BANK, as a Lender

By:	/s/ Michael Kratofil
Name: Michael Kratofil
Title: Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Dawn Mace Moore
Name: Dawn Mace Moore
Title: Senior Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

BANK OF THE WEST, as a Lender

By:	/s/ John DeLaittre
Name: John DeLaittre
Title: Director

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

CREDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH as a Lender

By:	/s/ Adrienne Molloy
Name: Adrienne Molloy
Title: Managing Director

By:	/s/ Clifford Abramsky
Name: Clifford Abramsky
Title: Managing Director

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Melinda Gulledge
Name: Melinda Gulledge
Title: Assistant Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

WASHINGTON FEDERAL, N.A., as a Lender

By:	/s/ Jim Kennedy
Name: Jim Kennedy
Title: Vice President & Senior Relationship Manager

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

CITIZENS BANK, N.A., as a Lender

By:	/s/ Darran Wee
Name: Darran Wee
Title: Senior Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT,

COLUMBIA STATE BANK, as a Lender

By:	/s/ Jeffrey M. Tuttle
Name: Jeffrey M. Tuttle
Title: VP

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mike Mitchell
Name: Mike Mitchell
Title: Vice President

THE GREENBRIER COMPANIES, INC.

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT,

GUARANTOR JOINDER AND AMENDMENT TO CERTAIN COLLATERAL DOCUMENTS

ANNEX A

CONFORMED CREDIT AGREEMENT

Published CUSIP Number: 39365MAA6 (deal)

39365MAB4 (revolver)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 26, 2018

among

THE GREENBRIER COMPANIES, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

BOFA SECURITIES, INC.,

as Sole Lead Arranger and Sole Bookrunner,

MUFG UNION BANK, N.A.,

as Syndication Agent,

and

BANK OF THE WEST,

BRANCH BANKING AND TRUST COMPANY,

FIFTH THIRD BANK

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

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SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.03	Governmental Authorizations; Other Consents
5.10	Insurance
5.13	Subsidiaries and Other Equity Investments
5.17	IP Rights
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Subsidiary Guaranty
G 1-4	U.S. Tax Compliance Certificate
H	Borrowing Base Certificate
I	Notice of Prepayment
J	Secured Party Designation Notice
K	Solvency Certificate

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of September 26, 2018, among THE GREENBRIER COMPANIES, INC., an Oregon corporation (the “Borrower”), each Lender (defined herein) from time to time a party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

INTRODUCTORY STATEMENT

The Borrower is a party to a certain Third Amended and Restated Credit Agreement dated as of October 29, 2015 with certain Lenders and Bank of America, N.A., as administrative agent for such Lenders (as amended, supplemented or otherwise modified from time to time until (but not including) the date of this Agreement, the “Existing Credit Agreement”), which credit agreement amended and restated a certain Second Amended and Restated Credit Agreement dated as of June 30, 2011, which credit agreement amended and restated a certain Amended and Restated Credit Agreement dated as of November 7, 2006, which credit agreement amended and restated a certain Credit Agreement dated as of June 29, 2005.

The parties to this Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows. This Agreement is not a novation of the Existing Credit Agreement.

The Borrower has requested that the Lenders provide each of them with revolving loans and letters of credit, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” has the meaning provided in Article 9 of the Uniform Commercial Code in effect in New York as of the Closing Date and shall also include any rights to payment evidenced by or constituting chattel paper (as defined in Article 9 of the Uniform Commercial Code in effect in New York as of the Closing Date).

“Administrative Agent” means Bank of America, acting as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Revolving Commitments of all the Lenders and the Term Loan Commitments of all the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Closing Date is $600,000,000.

“Agreement” means this Fourth Amended and Restated Credit Agreement.

“Alternative Currency” means each of (a) the Euro, (b) the Canadian Dollar, (c) Sterling, (d) to the extent available to all Lenders, the Mexican Peso and (e) each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Sublimit” means an amount equal to the lesser of $50,000,000 and the amount available under the Revolver Ceiling. The Alternative Currency Sublimit is part of, and not in addition to the Aggregate Revolving Commitments.

“American Railcar Acquisition” means the acquisition by the Borrower or its Subsidiaries of all or substantially all of the assets constituting the “Manufacturing” business segment of American Railcar Industries, Inc. and the other Acquired Assets (as defined in the American Railcar Acquisition Agreement), in each case, pursuant to the American Railcar Acquisition Agreement.

“American Railcar Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of April 17, 2019, among American Railcar Industries, Inc., the Borrower and GBXL (as amended or otherwise modified from time to time and together with all schedules thereto).

“American Railcar Acquisition Closing Date” means the date that the American Railcar Acquisition is consummated.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitments of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then such Applicable Percentage shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) (i) during the Term Loan Availability Period, the percentage (carried out to the ninth decimal place) of the aggregate Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time and (ii) thereafter, with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time. The Applicable Percentages of each Lender as of the First Amendment Effective Date are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption (or other document contemplated by this Agreement) pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.17.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Capitalization Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Capitalization Ratio	Commitment Fee	Eurocurrency Rate Loans + Letters of Credit	Base Rate Loans
1	> 0.60:1.0	0.30%	2.00%	1.00%
2	> 0.50:1.0 but ≤ 0.60:1.0	0.25%	1.75%	0.75%
3	≤ 0.50:1.0	0.20%	1.50	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Capitalization Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then upon request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and Pricing Level 1 shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate has been delivered pursuant to Section 6.02(b). The Applicable Rate in effect from the First Amendment Effective Date through delivery of the Compliance Certificate for the fiscal quarter ending on May 31, 2019 shall be determined based upon Pricing Level 3.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BofA Securities, Inc., in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, in each case (a) and (b) if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended August 31, 2017, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1⁄2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (iii) the Eurocurrency Rate plus 1.0%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, as of any date of determination, with respect to the assets of the Loan Parties, the difference between (A) the sum of (i) the lesser of (A) 85% of the Dollar amount of the net book value of the Perfected Lease Assets and (B) 85% of the Dollar amount of the orderly liquidation value of the Perfected Lease Assets (determined as of the most recent appraisal thereof), (ii) 60% of the Dollar amount of the net book value of Unperfected Lease Assets (not to exceed $15,000,000 in the aggregate), (iii) 80% of the Dollar amount of Eligible Accounts, (iv) 50% of the Dollar amount of Eligible Inventory, and (v) 50% of the Dollar amount of Eligible Property, Plant and Equipment minus (B) the outstanding principal amount of the Term Loan on such date. Without limiting the foregoing, Excluded Property shall not be included in the Borrowing Base.

“Borrowing Base Certificate” means a certificate in a form attached as Exhibit H or other form reasonably acceptable to the Administrative Agent, which calculates the Borrowing Base as of any date of determination.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and (where applicable):

(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” or “CDN$” means lawful currency of Canada.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means September 26, 2018.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets and rights and interests in or to property of the Loan Parties, whether tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Loan Documents to secure any of the Obligations.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or the Term Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA plus rent expense for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges (excluding (i) any non-cash impact associated with any equity or equity-linked securities, and (ii) any prepayment premiums or penalties associated with the voluntary prepayment or redemption of Indebtedness permitted under Section 7.03 paid in cash by the Borrower or any of its Subsidiaries) plus rent expense for such period. Solely for purposes of this definition, “rent expense” shall include operating lease expense. Notwithstanding the foregoing, the aggregate amount of prepayment premiums excluded from Consolidated Interest Charges pursuant to the parenthetical in clause (b) of the preceding sentence, together with the aggregate amount of consent fees added back to Consolidated Net Income for purposes of calculating Consolidated EBITDA pursuant to clause (a)(vi) of such definition, shall not exceed 3% of the outstanding principal amount of the applicable Indebtedness permitted under Section 7.03 so prepaid or redeemed. In addition, solely for purposes of this definition and in the sole discretion of the Borrower, Consolidated EBITDA and Consolidated Interest Charges shall include pro-forma adjustments to incorporate the financial results of any entity acquired during the subject period by the Borrower or its Subsidiaries.

“Consolidated Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Funded Indebtedness plus Stockholders’ Equity as of such date.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted (except in the case of clause (vii)) in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) income tax expense or benefit (net of income tax credits) as reported on the consolidated statement of operations of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other extraordinary, unusual or non-recurring charges, expenses or losses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) non-cash stock compensation expenses for such period which do not represent a cash item in such period or any future period, (vi) consent fees (excluding fees to waive existing defaults) paid to holders of Indebtedness permitted under Section 7.03, (vii) to the extent not already included in Consolidated EBITDA, (A) any costs (including fees and expenses) incurred to the extent indemnified or otherwise covered by a third party (to the extent received by the Loan Parties during such period), (B) any costs incurred with respect to liability or casualty events, to the extent covered by insurance and received during such period, and (C) proceeds of business interruption insurance received by the Borrower or any of its Subsidiaries, (viii) costs, fees, expenses, charges and any one-time payments made related to (A) the Loan Parties’ negotiation and entry into the Loan Documents, or (B) any Permitted Acquisition or any debt or equity offering (whether or not consummated) (ix) all unrealized non-cash losses under interest rate Swap Contracts during such period, and (x) restructuring charges or expenses, whether or not classified as restructuring charges or expenses under GAAP, including integration costs, restructuring costs related to acquisitions and to closure or consolidation of facilities or locations, facilities’ opening costs and other business optimization expenses, curtailments or modifications to pension and post-retirement employee benefit plans, retention or completion bonuses and any expense related to any reconstruction, de-commissioning or reconfiguration of fixed assets for alternate use; provided that the aggregate amount added back pursuant to this clause (x) shall not exceed 5% of Consolidated EBITDA for such period (determined prior to giving effect to such add-back) minus (b) to the extent included in calculating such Consolidated Net Income, (i) extraordinary, unusual or non-recurring income or gains of the Borrower and its Subsidiaries increasing such Consolidated Net Income which does not represent a cash item in such period or any future period and (ii) all unrealized non-cash gains under interest rate Swap Contracts during such period, plus (c) the amount of cost savings and operating expense reductions projected by the Borrower in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) by the Borrower and its Subsidiaries as a result of actions taken or to be taken in connection with (and no later than eighteen (18) months after the consummation of) a Permitted Acquisition (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings and operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided, that, (1) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent certifying that such net cost savings or operating expense reductions are reasonably identifiable and/or reasonably anticipated to be realized as a result of actions taken or to be taken within eighteen (18) months of such transaction or notification by the Borrower to the Administrative Agent of such initiative, as applicable, and are factually supportable and (2) no such addbacks shall be permitted for any period after the eighteen-month anniversary of such Permitted Acquisition. Notwithstanding the foregoing, (x) the aggregate amount of consent fees added back to Consolidated Net Income for purposes of calculating Consolidated EBITDA pursuant to clause (a)(vi) of the preceding sentence, together with the aggregate amount of prepayment premiums excluded from Consolidated Interest Charges pursuant to the parenthetical in clause (b) of the first sentence of the definition of Consolidated Adjusted Interest Coverage Ratio, shall not exceed 3% of the outstanding principal amount of the applicable Indebtedness permitted under Section 7.03 so repaid or the holders of which have been so compensated and (y) the aggregate amount of add-backs made pursuant to clause (c) of the preceding sentence for such period shall not exceed an amount equal to 15% of Consolidated EBITDA for such period (determined prior to giving effect to such add-backs), and, in no event shall the maximum amount of such addbacks with respect to the American Railcar Acquisition exceed $30,000,000. For purposes of clarification, gains or losses on purchases or sales of equipment in the ordinary course of the Borrower’s and its Subsidiaries’ business shall not constitute non-recurring income or expenses for purposes of determining Consolidated EBITDA.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, advisory fees and any earn-out obligation until such earn-out obligation is required to become a liability on the balance sheet of such Person in accordance with GAAP); (c) Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that if such Indebtedness is limited in recourse to the property encumbered thereby, such Indebtedness shall be deemed to be equal to the lesser of the (i) fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness; (d) capital leases and Synthetic Lease Obligations; (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (f) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (e) above of another Person; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees (other than fees that are capitalized and amortized over the life of a loan), prepayment fees, Swap Contract expenses or breakage fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary items) for that period; provided, however, that, without duplication, Consolidated Net Income shall be calculated without giving effect to (a) the cumulative effect of a change in accounting principles, (b) any write-off of deferred financing costs incurred as a result of the refinancing of Indebtedness, (c) purchase accounting adjustments required or permitted by GAAP, (d) any non-cash net after-tax income or loss from operating results of discontinued operations as determined by GAAP, and any after-tax gains or losses from sales of discontinued operations, (e) any non-cash impairment, charges or asset write-downs or write-offs (other than write-downs or write-offs of current assets), and (f) the net income (or loss) for such period of any Person that is not a Subsidiary; provided that Consolidated Net Income of the Borrower and its Subsidiaries shall be increased by the amount of dividends, distributions and other payments based on equity ownership that are actually paid in cash to the Borrower or a Subsidiary in respect of such period, in each case pursuant to GAAP.

“Consolidated Tangible Assets” means, as of any date, the book value of total assets of the Borrower and its subsidiaries on a consolidated basis minus the book value of intangible assets (including, for the avoidance of doubt, goodwill), as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by the Borrower or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination (in good faith) that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination (in good faith) that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in a writing reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(c)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For purposes of clarification, the use of cash, cash equivalents or money in the ordinary course of business or in a manner not otherwise expressly prohibited by the terms of this Agreement, in each case, shall not constitute a “Disposition” or to “Dispose” under this Agreement.

“Disqualified Equity Interest” means any Equity Interest of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof or upon a “change of control” (as defined therein) or an asset sale, so long as any rights of the holders thereof upon the occurrence of such “change in control” or asset sale are subject to the prior payment in full in cash of the Obligations (other than contingent indemnification obligations and all Letters of Credit that remain outstanding that have been Cash Collateralized or with respect to which other arrangements satisfactory to the L/C Issuer have been made) and the termination of all Commitments and the termination of this Agreement) or is mandatorily redeemable in cash pursuant to a sinking fund obligation or otherwise, (b) is redeemable in cash at the option of the holder thereof (unless at the sole option of the issuer thereof or upon a “change of control” (as defined therein) or an asset sale, so long as any rights of the holders thereof upon the occurrence of such “change in control” or asset sale are subject to the prior payment in full in cash of the Obligations (other than contingent indemnification obligations and all Letters of Credit that remain outstanding that have been Cash Collateralized or with respect to which other arrangements satisfactory to the L/C Issuer have been made) and the termination of all Commitments and the termination of this Agreement), or (c) requires or mandates the purchase, redemption, retirement, defeasance or other similar payment (other than dividends) for cash (other than in connection with or upon a “change of control” (as defined therein) or an asset sale, so long as any rights of the holders thereof upon the occurrence of such “change in control” or asset sale are subject to the prior payment in full in cash of the Obligations (other than contingent indemnification obligations and all Letters of Credit that remain outstanding that have been Cash Collateralized or with respect to which other arrangements satisfactory to the L/C Issuer have been made) and the termination of all Commitments and the termination of this Agreement), in each case, on or prior to the date that is 91 days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary (other than an Excluded Subsidiary) that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means an Account owned by any Loan Party which satisfies all of the following requirements:

(a)    the Account is a genuine obligation resulting from the sale or lease of goods by, the rendition of services by or hire of vessels of by such Loan Party to a Person (other than to a Subsidiary, Affiliate, SPE or Joint Venture) in the ordinary course of business;

(b)    the Account is subject to a first priority perfected Lien to secure the Obligations;

(c)    there are no conditions which must be satisfied before such Loan Party is entitled to receive payment of the Account;

(d)    the account debtor has not asserted in writing any defense to payment and has not asserted in writing any counterclaim or offset against the Borrower or any Subsidiary;

(e)    to the extent any credit balance exists in favor of the account debtor, such credit balance has been deducted from the Account balance;

(f)    except with respect to car hire receivables, such Loan Party has sent an invoice or statement to the account debtor in the amount of the Account; and

(g)    Accounts arising from (i) contracts subject to performance or surety bonds with respect to which contracts the account debtors have elected to have the bonding company assume or provide for the assumption of the applicable Loan Party’s performance obligations with respect thereto and (ii) any other contracts with respect to which such bonding company described in clause (i) has provided a surety or performance bond.

For purposes of this Agreement, the amount of any Eligible Account shall be determined to be net of any portion thereof that is received by the Loan Parties for the benefit of third parties and net of any lease payments owed by the Loan Parties with respect to goods subleased by the Loan Parties to third parties.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Inventory” means all Inventory of the Loan Parties, including raw materials, work-in-process, and finished goods, valued at the lower of cost (on a FIFO basis) or market value, in accordance with GAAP, which satisfies all of the following requirements:

(a)    the Inventory is owned by a Loan Party and is subject to a first priority perfected Lien to secure the Obligations;

(b)    the Inventory is held for sale in the business of a Loan Party, is of good and merchantable title, and is not obsolete, defective or unsalable;

(c)    the Inventory is covered by insurance to any extent required by any Loan Document;

(d)    the Inventory is not subject to any licensing agreement, trademark or other proprietary right to which the applicable Loan Party is not subject or has the benefit of, and which would prohibit or restrict its sale by the Lender to third parties; and

(e)    the Inventory is stored in the United States or Canada.

“Eligible Property, Plant and Equipment” means the net book value of all owned equipment (as defined in Article 9 of the Uniform Commercial Code in effect in New York as of the Closing Date) and real property of the Loan Parties (i) which has been pledged or, in the case of real property, mortgaged to the Administrative Agent as security for the Obligations and against which the Administrative Agent has obtained a first priority, perfected, and, in the case of real property, title insured, security interest, (ii) which is located in the United States and (iii) in the case of real property, with respect to which the Administrative Agent has received, and is satisfied with the results of, an appraisal for such real property and a Phase I environmental assessment.

“Environmental Laws” means any and all United States federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release or threatened Release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation by the Borrower or any Subsidiary of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal by the Borrower or any Subsidiary of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release by the Borrower or any Subsidiary of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interest in, (however designated) equity of such Person, including any preferred stock, but excluding any debt security that is convertible into, or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means,

(a)    for any Interest Period with respect to a Eurocurrency Rate Loan:    (i) in the case of Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which comparable or successor rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, determined two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; (ii) in the case of Eurocurrency Rate Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate, which comparable or successor rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at approximately 10:00 a.m. (Toronto, Ontario time) determined on the Rate Determination Date with a term equivalent to such Interest Period; (iii) in the case of Eurocurrency Rate Loan denominated in Mexican Pesos, the rate per annum equal to the Interbanking Equilibrium Interest Rate (“TIIE”), or a comparable or successor rate, which comparable or successor rate is approved by the Administrative Agent, as published by Banco de Mexico in the Federation’s Official Gazette (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 2:00 p.m. (Mexico City, Mexico time) determined on the Rate Determination Date with a term equivalent to such Interest Period; and (iv) in the case of any other Eurocurrency Rate Loan denominated in a Non-LIBOR Quoted Currency (other than those specified above), the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.05; and

(b)    for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR at approximately 11:00 a.m. London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent. Notwithstanding the foregoing, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”    Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Accounts” means any deposit accounts, securities accounts or other similar accounts (a) into which there are deposited no funds other than those intended solely to cover wages for employees (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages from prior periods; (b) constituting employee withholding accounts and containing only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees; (c) accounts maintained solely in trust for the benefit of third parties and fiduciary purposes; (d) into which there are deposited no funds other than those that are deposited for employee benefits (e.g. health insurance, flexible spending, etc.); and (e) zero balance accounts.

“Excluded GBW Property” means any property of Borrower or a Subsidiary from time to time that is (a) rail car repair, refurbishment and maintenance related real and personal property (including (i) customer lists, goodwill and other intangible assets, (ii) rail car repair business inventory (including work-in-process), (iii) certain contracts, permits and agreements related thereto and (iv) certain property leased related thereto) or Equity Interests in Brandon Railroad LLC or other Subsidiaries, who at the time of transfer only have assets or operations relating to railcar repair, refurbishment and maintenance assets, and (b) leases or licenses relating to rail car repair, refurbishment and maintenance assets; provided, however, if the aggregate book value of “Excluded GBW Property” shall at any time exceed an amount equal to $20,000,000 in the aggregate, such property that would otherwise be “Excluded GBW Property” pursuant to this definition that exceeds such amount shall be deemed to not be Excluded GBW Property for purposes of this Agreement.

“Excluded Property” means, collectively (a) any rights or interests under any contract, lease, license, permit or agreement, including, without limitation, interests in partnerships, joint ventures or other such non-wholly owned Subsidiaries, if under the terms of such contract, lease, license, permit or agreement, or applicable Law with respect thereto, the granting of a security interest therein in the manner contemplated by the Loan Documents is prohibited (except (i) where such prohibition has been waived or the consent of the other party to such contract, lease, permit, license or agreement has been obtained or (ii) to the extent that an otherwise applicable prohibition on such grant is rendered ineffective by the Uniform Commercial Code or other applicable Laws), (b) equipment and other assets subject to a capitalized lease or purchase money Liens permitted under Section 7.01(j) or 7.01(s) that prohibit the granting of any other Lien on such equipment or other assets; provided that such equipment or other assets shall become Collateral upon release of such capitalized lease or purchase money Lien, (c) any fixtures attached to real property that is subject to a Lien permitted under Section 7.01(j) or 7.01(s), (d) Lease-Related Assets that are subject to Liens securing Term Debt permitted under Section 7.03(d) and to the extent that the terms of such Term Debt prohibit the granting of any Lien on such assets to secure the Obligations; provided that such assets shall not constitute Excluded Property at any time when such Lien is not in effect, (e) any IP Rights for which a perfected Lien thereon is not effected by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in the United States Copyright Office or the United States Patent and Trademark Office, (f) unless otherwise pledged as Collateral by the Loan Parties in their discretion, any personal property (other than personal property described in clause (e) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code or evidenced by filings with the Surface Transportation Board, (g) any intent-to-use applications for trademarks to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such applications under applicable Law, (h) Equity Interests of any Foreign Subsidiary, to the extent that such Equity Interests are not required to be (and have not been)

pledged pursuant to Section 6.14, (i) Equity Interests in any Joint Venture (including Greenbrier-GIMSA, LLC), SPE, or Managed Person to the extent and for so long as either (y) the Organization Documents of such Joint Venture, SPE, or Managed Person prohibit the granting of security interests therein in the manner contemplated by the Loan Documents or (z) the terms of any financing arrangements with respect to such Joint Venture, SPE, or Managed Person prohibit the granting of Equity Interests therein in the manner contemplated by the Loan Documents, (j) margin stock (within the meaning of Regulation U issued by the Federal Reserve Bank), (k) Excluded Accounts (other than Excluded Accounts described in clause (e) of the definition thereof), and (l) Excluded GBW Property that is leased to GBW Railcar Services Holdings, L.L.C., a Delaware limited liability company or its subsidiaries. Notwithstanding the foregoing, “Excluded Property” shall not include any property pledged in accordance with Section 6.14(c).

“Excluded Subsidiary” means (a) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) any direct or indirect Subsidiary all or substantially all of the assets of which consist of, directly or indirectly, the Equity Interests in one or more CFCs and (c) any Subsidiary that is owned directly or indirectly by a CFC (other than a Subsidiary that is organized under the laws of any political subdivision of the United States and that is treated as a C-corporation for federal income tax purposes (a “Domestic C-Corp”) or that is owned directly or indirectly by a Domestic C-Corp the income of which is treated for federal income tax purposes as income of such Domestic C-Corp).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 28 of the Security Agreement and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the Introductory Statement hereto.

“Existing Letters of Credit” means those Letters of Credit listed on Schedule 1.01.

“Facility Office” means, with respect to any Lender, the office through which such Lender will perform its obligations under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent, and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent and the Arranger.

“First Amendment Effective Date” means June 3, 2019.

“Flood Hazard Property” means any improved real property constituting Collateral subject to a mortgage or deed of trust in favor of the Administrative Agent that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GBXL” means GBXL, LLC, an Oregon limited liability company.

“Golden West Agreements” means the Re-marketing Agreement dated as of November 19, 1987 among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Corporation and the Greenbrier Railcar, Inc., the Amendment to Re-marketing Agreement among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Corporation and Greenbrier Railcar, Inc. dated as of November 15, 1988, the Amendment No. 2 to Re-marketing Agreement among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Corporation and Greenbrier Railcar, Inc., and the Amendment No. 3 to Re-marketing Agreement dated November 19, 1987 among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Corporation and Greenbrier Railcar, Inc. dated as of March 5, 1991, in each case as in effect on the Closing Date.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any Contractual Obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c).

“Immaterial Subsidiary” means, as of any date, any Subsidiary (a) whose total assets, as of that date, are less than $5,000,000 and (b) whose total revenues for the most recent twelve-month period do not exceed $5,000,000.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank Guarantees, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, advisory fees and any earn-out obligation until such earn-out obligation is required to become a liability on the balance sheet of such Person in accordance with GAAP);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that if such indebtedness is limited in recourse to the property encumbered thereby, such indebtedness shall be deemed to be equal to the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such indebtedness;

(f)    capital leases and Synthetic Lease Obligations;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means (a) that certain Amended and Restated Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent and the administrative agent under that certain $225,000,000 Term Debt agreement among Greenbrier Leasing Company LLC, the lenders party thereto and Bank of America, as administrative agent, and (b) any other intercreditor agreement contemplated by Section 6.14(e).

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date that is seven (7) days, one, two, three or six months thereafter (or in the case of a Eurocurrency Rate Loan denominated in Mexican Pesos, twenty-eight or ninety-one days thereafter) in each case, subject to availability for the applicable interest rate, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower any and consented to by all the Lenders; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“Inventory” has the meaning provided in Article 9 of the Uniform Commercial Code in effect in New York as of the Closing Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property of, or a line of business or division of, another Person. For purposes of covenant compliance, the amount of any Investment made by any Person shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person from such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means a Person or other legal arrangement which meets the following criteria: (a) it is a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person and (b) the Borrower and its Subsidiaries directly or indirectly own less than 75% of the Equity Interests.

“Judgment Currency” has the meaning specified in Section 10.17.

“Laws” means, collectively, all international, foreign, United States federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America, (b) solely to the extent that Bank of America is unable or unwilling to issue such Letters of Credit hereunder, any other Lender with a Revolving Commitment that upon request of the Borrower agrees to issue one or more Letters of Credit hereunder, as issuer of such Letters of Credit, and/or (c) any successor issuer of Letters of Credit hereunder. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to Letters of Credit, including L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease-Related Assets” means (1) locomotives, rail cars, rolling stock, marine barges and other surface transportation equipment (and any accessions and attachments thereto) that are leased, or are held for lease, by a Loan Party to third Persons, (2) the accounts, chattel paper, documents, instruments, general intangibles (but excluding intellectual property) and commercial tort claims arising from or relating to the lease, sale, exchange or other disposition of the foregoing locomotives, rail cars, rolling stock, marine barges and other surface transportation equipment or evidencing rights in any of the assets described in clauses (1), (2), (3) and/or (4) of this definition, (3) the books and records relating or pertaining to or evidencing the foregoing and (4) the proceeds and products of the foregoing assets described in clauses (1), (2) and/or (3) above.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such affiliate. Unless the context otherwise requires each references to a Lender shall include its applicable Lending Office.

“Letter of Credit” means a standby or sight draft commercial letter of credit issued under this Agreement providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued in Dollars or in Alternative Currencies. Notwithstanding anything to the contrary contained herein, a letter of credit (other than the Existing Letters of Credit) issued by an L/C Issuer other than Bank of America shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified in writing of the issuance thereof by the applicable L/C Issuer and has confirmed with such L/C Issuer that there exists adequate availability under the Revolver Ceiling to issue such letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” means any letter of credit fee payable by the Borrower to the Administrative Agent, for the account of the Lenders, pursuant to Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of $100,000,000 or the amount available under the Revolver Ceiling. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments. As of the Closing Date, the Letter of Credit Sublimit of the L/C Issuer is set forth on Schedule 2.01.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Rate” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“LIBOR Quoted Currency” means Dollars, Euros, Sterling and any other Alternative Currency for which there is a published LIBOR rate with respect thereto, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means (a) this Agreement, (b) each Note, (c) each Issuer Document, (d) the Fee Letter, (e) the Subsidiary Guaranty, (f) the Security Agreement, (g) the Pledge Agreement, (h) any Intercreditor Agreement and (i) each other security agreement, pledge, deed of trust, mortgage or other document purporting to create a Lien on the Collateral. Loan Documents shall not include Swap Contracts or Treasury Management Agreements.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Managed Person” means any entity for which a Loan Party provides management or other services but with respect to which neither the Borrower nor any Subsidiary has any ownership interest.

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation or has its Facility Office by any Governmental Authority.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which they are a party.

“Material Contractual Obligation” means, with respect to any Person, (i) each Contractual Obligation to which such Person is a party involving aggregate consideration payable to or by such Person of an amount equal to or greater than the Threshold Amount (other than purchase orders in the ordinary course of the business of such Person), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means June 3, 2024; provided, however, that (i) if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day and (ii) if the Borrower’s existing 2.875% convertible senior notes remain outstanding as of November 1, 2023, the Maturity Date shall be November 1, 2023.

“Mexican Peso” means the lawful currency of Mexico.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Multiemployer Plan” means any employee benefit plan of the type subject to and described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or cash equivalents proceeds received by the Borrower or any Subsidiary in respect of any Disposition, Debt Issuance or Recovery Event, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or reasonably estimated by Borrower to be payable as a result thereof, (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property, (d) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by Borrower), provided that, upon the reversal of any such reserve, the amount of such reserve shall be included in the calculation of Net Cash Proceeds, (e) amounts reasonably and in good faith provided as a reserve, in accordance with GAAP, in respect of any retained liabilities or purchase price adjustments, or under any indemnification obligations, associated therewith, provided that, upon the reversal of such reserve, the amount of such reserve shall be included in the calculation of Net Cash Proceeds, and (f) proceeds of business interruption insurance; it being understood that “Net Cash Proceeds” shall include any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Disposition, Debt Issuance or Recovery Event.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all directly affected Lenders in accordance with the terms of Section 10.13 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit C.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) all costs and expenses in connection with the enforcement or collection of the obligations that are reimbursable by any Loan Party under the terms of any Loan Document. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 7.03(c) (other than any Swap Contract that is subject to a Lien permitted by Section 7.01(i)); provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfected Lease Assets” means those certain lease-related assets, including, but not limited to, rail cars, marine barges and other surface transportation equipment, and related chattel paper, of the Borrower, or of Subsidiary Guarantors, which have been pledged to the Administrative Agent, for the benefit of the holders of the Obligations, as security for the Obligations, and against which the Administrative Agent, for the benefit of the holders of the Obligations, has obtained a first priority, perfected security interest.

“Permitted Acquisition” means: (x) the American Railcar Acquisition provided that the conditions set forth in Section 4.03 are satisfied (or waived) in accordance with the terms thereof and (y) any other Investment consisting of the acquisition by the Borrower or a Subsidiary Guarantor, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person (any such transaction, an “Acquisition”), provided, that (i) the property acquired (or the property of the Person acquired) in such Acquisition is a business, or those assets of a business, of the type that would not result in a violation of Section 7.07, (ii) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis for the period most recently ended for which financial statements have been delivered pursuant to Section 6.01, (iv) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) at and as if made as of the date of such Acquisition (after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, (v) if such transaction involves the purchase of an interest in a partnership between a Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, and (vi) immediately after giving effect to such Acquisition, there shall be at least $25,000,000 of undrawn availability under the Aggregate Revolving Commitments and the Revolver Ceiling.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 7.01.

“Permitted Transfers” means Dispositions permitted by Section 7.05 (other than Sections 7.05(h), (p), (q), (t) and (u)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means that certain Fourth Amended and Restated Pledge Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Administrative Agent.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 7.11 (including for purposes of determining the Applicable Rate) or as otherwise specified by this Agreement, that any adjustments in connection with a Permitted Acquisition or other Investment permitted by Section 7.02 that results in a Person becoming a Subsidiary shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver (and has delivered) financial statements pursuant to Section 6.01(a) or (b). In connection with the foregoing, (a) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (b) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means the Equity Interests that are not Disqualified Equity Interests.

“Railcar Sales in the Ordinary Course of Business” means the Disposition of locomotives, rail cars, rolling stock, marine barges and other surface transportation equipment (and any accessions and attachments thereto) in the ordinary of course of business or as may be consistent with past practice, in each case, as permitted by Section 7.05.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, or the L/C Issuer.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Register” has the meaning specified in Section 10.06(c).

“Related Indemnified Party” means with respect to any Indemnitee (a) any Controlling Person or Controlled Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee, (c) the respective agents and advisors or other representatives of such Indemnitee, in the case of this clause (c), acting on behalf of or at the instruction of such Indemnitee; provided, that each reference to a Controlled Affiliate or Controlling Person in this definition pertains to a Controlled Affiliate or Controlling Person involved in the negotiation, syndication, administration and enforcement of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into, onto or through the environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as at any date of determination, Lenders holding in the aggregate more than 50% of (a) the Dollar amount of the unfunded Commitments and the outstanding Committed Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the Dollar amount of the outstanding Committed Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Committed Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, controller or assistant controller, secretary or assistant secretary, treasurer or assistant treasurer of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s and any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof) other than, in any case, (a) dividends or distributions payable to the Borrower or a Subsidiary Guarantor, (b) a dividend or distribution payable or other payment made solely in (i) shares in any other class of Equity Interests not constituting Disqualified Equity Interests, with terms that are not materially more favorable, taken as a whole and in the good faith determination of the Borrower, than the Equity Interests with respect to which such dividend, distribution or other payment was made or (ii) shares of any class of common Equity Interests.

“Revaluation Date” means (a) with respect to any Committed Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, and (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolver Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.07(a), and (c) the date of termination of the Revolving Commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Revolver Ceiling” means the amount that is the lesser of (a) the Aggregate Revolving Commitments and (b) the amount available under the Borrowing Base.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a). Subject to the definition of “Base Rate Loan”, Revolving Loans may be denominated in Dollars or Alternative Currencies.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit J.

“Security Agreement” means that certain Fourth Amended and Restated Security Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Administrative Agent.

“SPE” means any Person that is a direct or indirect, special purpose subsidiary of the Borrower that engages in no activities other than those reasonably related to or in connection with the entering into of transactions described in Section 7.05, including lease securitization, structured finance or syndication transactions, and/or in acquiring, managing, marketing, remarketing, leasing and/or selling rail cars and which is designated by the board of directors of the Borrower as an SPE; provided (a) that neither the Borrower nor any Subsidiary (i) shall provide any Guarantee or other credit support to such Person, (ii) shall have any contract, agreement, arrangement or understanding with such Person other than on terms that are fair and reasonable and that are no less favorable to the Borrower or such Subsidiary than could be obtained from an unrelated Person (other than representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a transactions contemplated by Section 7.05(f), including lease securitization, structured finance or syndication transactions), and (iii) shall have any obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve certain levels of operating results and (b) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person shall be recourse to the Borrower or its Subsidiaries (other than representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a transactions contemplated by Section 7.05(f), including lease securitization, structured finance or syndication transactions).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Acquisition Agreement Representations” means such of the representations made by American Railcars Industries, Inc. in the American Railcar Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliates) have the right (taking into account any applicable cure provisions) to terminate its (or its Affiliates’) obligations under the American Railcar Acquisition Agreement, or the right not to consummate the American Railcar Acquisition, as a result of a breach of such representations in the American Railcar Acquisition Agreement.

“Specified Representations” means the representations and warranties of the Borrower set forth in (i) Sections 5.01(a), 5.01(b)(ii), 5.02 (other than 5.02(b)), 5.04, 5.07 (but only the second sentence thereof as it applies to no Event of Default under Section 7.13) and 5.14 of this Agreement, (ii) the solvency certificate delivered pursuant to Section 4.03(g), and (iii) subject to the second sentence of Section 4.03(f)(iv) and the last paragraph of Section 6.13, Section 4(d) of the Security Agreement (as it relates to the assets acquired pursuant to the American Railcar Acquisition).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Borrower and its Subsidiaries (as reported as “Total equity – Greenbrier” on the consolidated balance sheet of the Borrower, which shall not include equity attributable to non-controlling interests) as of that date determined in accordance with GAAP but excluding any non-cash impact of (i) goodwill impairment charges, (ii) increases (or decreases) from accumulated other comprehensive income (or loss) and (iii) the issuance of any equity or equity-linked securities.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For purposes of the Loan Documents, the term “Subsidiary” shall not include any “SPE”, any “Managed Person” or any “Joint Venture”.

“Subsidiary Guarantors” means, collectively, Greenbrier-Concarril, LLC, Greenbrier Leasing Company LLC, Greenbrier Management Services, LLC, Greenbrier Railcar Leasing, Inc., Greenbrier Rail Services Holdings, LLC, Gunderson LLC, Gunderson Marine LLC, Gunderson Rail Services LLC,

Gunderson Specialty Products, LLC, Meridian Rail Acquisition Corp., and Meridian Rail Holdings Corp. and each other Subsidiary that becomes a Subsidiary Guarantor after the Closing Date in accordance with Section 6.13.

“Subsidiary Guaranty” means the Fourth Amended and Restated Subsidiary Guaranty made by each of the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, or any successor Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Loan Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of $25,000,000 and the amount available under the Revolver Ceiling. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments. As of the Closing Date, the Swing Line Sublimit of the Swing Line Lender is set forth on Schedule 2.01.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Debt” has the meaning specified in Section 7.03(d).

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Availability Period” means the period from and including the First Amendment Effective Date to the earliest of (a) the date of termination of all of the Term Loan Commitments pursuant to Section 2.07(b), (b) the consummation of the American Railcar Acquisition with or without the funding of the Term Loan, (c) the date of the termination of the American Railcar Acquisition Agreement by the Borrower or with the Borrower’s consent, prior to the closing of the American Railcar Acquisition, (d) the public announcement of the abandonment of the American Railcar Acquisition by the Borrower (or any of its Affiliates) and (e) the End Date (as defined in the American Railcar Acquisition Agreement as in effect on April 17, 2019).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the First Amendment Effective Date is $300,000,000.

“Threshold Amount” means $25,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) and other cash management services.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unperfected Lease Assets” means those certain lease-related assets, including, but not limited to, rail cars, marine barges and other surface transportation equipment, and related chattel paper, of the Borrower, or of Subsidiary Guarantors, which have been pledged to the Administrative Agent, for the benefit of the holders of the Obligations, as security for the Obligations, but for which the Administrative Agent, for the benefit of the holders of the Obligations, has not received a first priority, perfected security interest.

“Unreimbursed Amount” means, with respect to any drawing under a Letter of Credit that is not reimbursed by the Borrower in accordance with Section 2.03(c)(i), the amount of such unreimbursed drawing.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)    Calculations; Consolidation of Variable Interest Entities. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity (other than any such entity that is an SPE) that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, any change in GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be ignored for the purpose of determining Indebtedness hereunder and such leases shall continue to be treated as operating leases for such purpose consistent with GAAP as in effect on the Closing Date.

1.04    Exchange Rates; Currency Equivalents.

(a)    The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)    Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars but such Committed Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.05    Additional Alternative Currencies.

(a)    The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders obligated to make Credit Extensions in such currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)    Any such request shall be made to the Administrative Agent not later than 8:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)    Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that a Eurocurrency Rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (A) the Administrative Agent and the L/C Issuer may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

1.06    Change of Currency.

(a)    The obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.07    Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

1.08    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.09    Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Committed Loans.

(a)    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Revolver Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Revolver Ceiling, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.06, and reborrow under this Section 2.01(a). Each Borrowing of Revolving Loans shall be made as provided in Section 2.02 below. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b)    Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the American Railcar Acquisition Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Committed Loans.

(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent which may be given by: (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Committed Loans that are Eurocurrency Rate Loans denominated in Dollars or of any conversion of any such Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Committed Loans that are Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Committed Loans that are Base Rate Committed Loans. Notwithstanding the foregoing, if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than seven (7) days, one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Committed Loans that are Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Committed Loans that are Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., on the applicable Business Day specified in the immediately preceding sentence for which a request for such a Borrowing, conversion or continuation must be received, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, in connection with any conversion or continuation of the Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of the Term Loan, if less, the entire principal thereof then outstanding). Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Committed Loans to be borrowed. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Committed

Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 11:00 a.m., in the case of any Committed Loan denominated in Dollars (or 1:00 p.m. in the case of a Base Rate Committed Loan), and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, (x) if such Borrowing is the initial Credit Extension, Section 4.01 and (y) if such Borrowing is the Borrowing of the Term Loan, Section 4.03), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Borrowing of Revolving Loans denominated in Dollars is given by the Borrower, the Borrower has outstanding L/C Borrowings, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Committed Loans that are Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e)    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than (i) eight Interest Periods in effect with respect to Revolving Loans and (ii) five Interest Periods in effect with respect to the Term Loan.

2.03    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolver Ceiling, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)    The L/C Issuer shall not issue any Letter of Credit, if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Lenders that have Revolving Commitments have approved such expiry date or (y) the L/C Issuer has approved such Letter of Credit and such Letter of Credit is required to be Cash Collateralized pursuant to Section 2.16 from and after the Letter of Credit Expiration Date.

(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than (1) $100,000, in the case of a commercial Letter of Credit, and (2) $250,000, in the case of a standby Letter of Credit;

(D)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)    the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    The L/C Issuer shall not be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (except that the expiry date may extend up to one year beyond the Letter of Credit Expiration Date provided that, as of the Letter of Credit Expiration Date, the subject Letter of Credit is Cash Collateralized pursuant to Section 2.16); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On a monthly basis, the L/C Issuer shall deliver to the Administrative Agent a complete list of all outstanding Letters of Credit issued by the L/C Issuer as provided in Section 2.03(f).

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that it will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time in the case of a Letter of Credit, the Administrative Agent shall promptly notify each Lender of the Honor Date, the Unreimbursed Amount (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans (which will be Base Rate Committed Loans) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). In no event may the Borrower extend the time for reimbursing any drawing under a commercial Letter of Credit by obtaining a banker’s acceptance from the L/C Issuer. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 10:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)    Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) and in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary;

provided, that nothing in this Section 2.03(e) shall be deemed a waiver of the third and fourth sentences in Section 2.03(f).

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall provide to the Administrative Agent a list of outstanding Letters of Credit (together with amounts) issued by it on a monthly basis (and upon the request of the Administrative Agent); the Administrative Agent shall provide a copy of such list to any Lender and the Borrower upon request. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage, in Dollars, a Letter of Credit Fee (i) for each commercial Letter of Credit equal to 0.125% per annum times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Subject to the penultimate sentence of this subsection (i), the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee in respect of any Letter of Credit shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect; such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04    Swing Line Loans.

(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender shall, in reliance upon the agreements of the other Lenders set forth in this Section

2.04, make loans to the Borrower in Dollars (each a “Swing Line Loan”) from time to time on any Business Day during the Revolver Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Revolver Ceiling, and (B) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)    Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in Same Day Funds.

(c)    Refinancing of Swing Line Loans.

(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding; such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 10:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the such Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations.

(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on its Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of its Swing Line Loans directly to the Swing Line Lender.

2.05    Security.

All Obligations of the Borrower under this Agreement and all other Loan Documents shall be secured by the Collateral in accordance with the Loan Documents.

2.06    Prepayments.

(a)    Voluntary Prepayments of Committed Loans. The Borrower may, upon delivery of a Notice of Loan Prepayment from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to the requested date of prepayment of Committed Loans that are Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of prepayment of Committed Loans that are Eurocurrency Rate Loans denominated in Alternative Currencies, (C) on the requested date of prepayment of Base Rate Committed Loans. Any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (D) any prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments (excluding the final payment due on the Maturity Date). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the applicable Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)    Voluntary Prepayments of Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)    Revolver Ceiling. If the Administrative Agent notifies the Borrower at any time that the Total Revolving Outstandings at such time exceed the Revolver Ceiling, then, within two Business Days after receipt of such notice, the Borrower shall prepay Committed Loans, prepay Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Revolver Ceiling; provided, however, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless, after the prepayment in full of all Committed Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Revolver Ceiling.

(d)    Alternative Currency Sublimit. If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Committed Loans denominated in Alternative Currencies at such time exceeds the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay its Committed Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(e)    Dispositions and Recovery Events. The Borrower shall prepay the Term Loan as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than (i) Permitted Transfers and (ii) any Disposition (or series of related Dispositions) for Net Cash Proceeds not exceeding $5,000,000) and Recovery Events (other than any Recovery Event for Net Cash Proceeds not exceeding $5,000,000) to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within 360 days (or enters into a binding commitment thereof within said 360 day period and subsequently makes such reinvestment within an additional 120 days thereafter) of the date of such Disposition or Recovery Event (it being understood that such prepayment shall be due immediately upon the expiration of such 360 day period (or after expiration, as applicable, of an additional 120 days thereafter)). Such prepayment shall be applied ratably to the remaining principal amortization payments (excluding the final payment due on the Maturity Date).

(f)    Debt Issuances. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Term Loan as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds. Such prepayment shall be applied to the Term Loan (ratably to the remaining principal amortization payments but specifically excluding the final principal repayment installment on the Maturity Date).

(g)    Limitations. Notwithstanding any other provision of Section 2.06 to the contrary, to the extent that all or any of the Net Cash Proceeds giving rise to a mandatory prepayment pursuant to Section 2.06(e) is attributable to a Disposition or Recovery Event by or of a Foreign Subsidiary or non-wholly owned Subsidiary, such mandatory prepayment (x) will be limited to the extent such mandatory prepayment would, in the reasonable good faith judgment of the Borrower, result in adverse tax consequences (that are not de minimis and taking into account foreign tax benefits, if any) and/or (y) shall be subject to permissibility under (A) local law (including financial assistance, corporate benefit, restrictions on repatriating or upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (B) organizational document restrictions (including as a result of minority ownership) and restrictions in other material agreements not entered into for purposes of avoiding such mandatory prepayments. Further, there will be no requirement to make any prepayment with respect to any portion of any required prepayment to the extent that the Borrower determines that the Borrower or any of its Subsidiaries could reasonably be expected to suffer adverse tax or cost consequences (that are not de minimis) as a result of repatriating or upstreaming cash to make such prepayments (including the imposition of withholding taxes) or would reasonably be expected to give rise to risk of liability for the directors of such Subsidiaries; provided that the Borrower and its Subsidiaries shall take commercially reasonable actions to permit repatriation of the Net Cash Proceeds subject to such mandatory prepayments without violating local law or incurring adverse tax consequences (that are not de minimis and taking into account foreign tax benefits, if any) in the reasonable good faith judgment of the Borrower, but shall not otherwise be subject to further limitations as a result of such restrictions. Notwithstanding the foregoing, any prepayments made after application of the foregoing proviso shall be net of any costs, expenses or taxes incurred by the Borrower or any of its Subsidiaries arising as a result of compliance with such proviso and the Borrower or any of its Subsidiaries shall be permitted to make, directly or indirectly, a Restricted Payment to its Affiliates in an amount sufficient to cover any tax liability of such Affiliate, or to reimburse any costs or expenses incurred by such Affiliate, as a result thereof or in connection therewith.

2.07    Termination or Reduction of Commitments.

(a)    Revolving Commitments. The Borrower may upon notice to the Administrative Agent, terminate and/or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 (or, if the remainder, such lesser amount) in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit or the Alternative Currency Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Letter of Credit Sublimit, Swing Line Sublimit or Alternative Currency Sublimit, as applicable, shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of Revolving Commitments. The amount of any such Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each affected Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

(b)    Term Loan Commitments.

(i)    The Borrower may upon notice to the Administrative Agent, terminate and/or from time to time permanently reduce the Term Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of Term Loan Commitments. Any reduction of the Term Loan Commitments shall be applied to the Term Loan Commitment of each affected Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Term Loan Commitments shall be paid on the effective date of such termination.

(ii)    The Term Loan Commitments shall automatically terminate on the earlier of (A) the Borrowing thereof or (B) the expiration of the Term Loan Availability Period.

2.08    Repayment of Loans.

(a)    The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)    The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

(c)    Commencing with the first full fiscal quarter ended after the American Railcar Acquisition Closing Date, the Borrower shall repay to the Lenders on the last day of each March, June, September and December thereafter, an amount equal to the sum of (i) 1.25% of the original principal amount of the Term Loan funded on the American Railcar Acquisition Closing Date (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.06, unless accelerated sooner pursuant to Section 8.02); provided, however, that the final principal repayment installment of the Term Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of Term Loan outstanding on such date; provided, further, that (i) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (ii) if any principal repayment installment to be made by the Borrower on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

2.09    Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the written request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10    Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)    Commitment Fees.

(i)    Revolving Commitments. The Borrower shall pay to the Administrative Agent for the account of each Lender with a Revolving Commitment in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times during the Revolver Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Revolver Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii)    Term Loan Commitments. The Borrower shall pay to the Administrative Agent for the account of each Lender with a Term Loan Commitment in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount of the aggregate Term Loan Commitments, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times during the period commencing on June 17, 2019 and ending on the last day of the Term Loan Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with June 30, 2019, and on the last day of the Term Loan Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Other Fees.

(i)    The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts, the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Capitalization Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Capitalization Ratio would have resulted in higher pricing for such period, the Borrower shall promptly and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.09(b) or under Article VIII.

2.12    Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, (i) all payments by the Borrower hereunder (except with respect to principal of and interest on Loans denominated in an Alternative Currency) shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein, and (ii) all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due from the Borrower under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 1:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.15    Increase in Revolving Commitments.

(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Revolving Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Persons that qualify as Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)    Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any of its Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

2.16    Cash Collateral.

(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c) or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority (other than, in the case of priority, Liens permitted by Section 7.01(l)) security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations under any of this Section 2.16 or Sections 2.03, 2.05 or 2.17 shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan

Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 (or Section 4.03, if applicable) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving

Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee payable under Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). (B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause any Non-Defaulting Lender’s portion of the Total Revolving Outstandings to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(c)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of any Loan Party or the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications. (i) The Borrower shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. The Borrower shall, and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such

Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative

Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.

If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.

(a)    If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (B) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine in good faith that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the

Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e) or the L/C Issuer);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any other reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

(f)    Mandatory Costs. If any Lender or the L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

3.05    Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower;

(c)    any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extensions in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02 (which has not been revoked) and, in each case, the

Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a) which results in the elimination of the amounts payable pursuant to Section 3.01 and Section 3.04, the Borrower may replace such Lender in accordance with Section 10.13.

3.07    Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 10.01 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.08    Survival.

All of the obligations of the Borrower under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and the resignation or replacement of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party (where applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)    executed counterparts of this Agreement, the Security Agreement, the Pledge Agreement and the Subsidiary Guaranty;

(ii)    Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing, as applicable in their respective jurisdictions of formation;

(v)    such executed documents as the Administrative Agent may reasonably require to perfect the Lenders’ first priority security interest in the Collateral, subject to the Liens set forth in Schedule 7.01, including notices of grants of security interests in intellectual property to be filed with the United States Patent and Trademark Office or United States Copyright Office, filings with the United States Surface Transportation Board and stock transfer powers;

(vi)    favorable opinions of Paul Hastings LLP and Tonkon Torp LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender;

(vii)    a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Loan Parties and the validity against the Loan Parties of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that, except as otherwise provided in Section 5.03, no such consents, licenses or approvals are so required;

(viii)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(ix)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(b)    At least five days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to the Borrower.

(c)    Any fees required to be paid on or before the Closing Date shall have been paid.

(d)    Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Credit Extensions (Other than the Borrowing of the Term Loan on the American Railcar Acquisition Closing Date).

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than (i) a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans or (ii) the Committed Loan Notice requesting the Borrowing of the Term Loan on the American Railcar Acquisition Closing Date) is subject to the following conditions precedent:

(a)    The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)    No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than (i) a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans or (ii) the Committed Loan Notice requesting the Borrowing of the Term Loan) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03    Conditions to the Borrowing of the Term Loan.

The obligation of each Lender to honor the Committed Loan Notice requesting the initial Borrowing of the Term Loan is subject only to the satisfaction (or waiver by the holders of a majority of the Term Loan Commitments) of the following conditions precedent:

(a)    Since April 17, 2019, there shall not have been a “Business Material Adverse Effect” (as defined in the American Railcar Acquisition Agreement as in effect on April 17, 2019).

(b)    The American Railcar Acquisition shall have been consummated, or substantially concurrently with the borrowing of the Term Loan shall be consummated, in all material respects in accordance with the terms of the American Railcar Acquisition Agreement, without giving effect to any modifications or amendments thereto or consents or waivers thereto by the Borrower or any of its Affiliates that are material and adverse to the Lenders (in their respective capacities as such) or BOFA Securities, Inc.. without the prior consent of BOFA Securities, Inc. (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that (i) any change in the purchase price in connection with the American Railcar Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and BOFA Securities, Inc.; provided, that, (A) any reduction of the purchase price shall be allocated to a reduction in any amounts to be funded under the Term Loan and (B) any increase in purchase price shall be funded by equity contributions by the Borrower, and (ii) any change to the definition of “Business Material Adverse Effect” shall be deemed material and adverse to the Lenders and BOFA Securities, Inc. and shall require the consent of BOFA Securities, Inc. (not to be unreasonably withheld, delayed or conditioned). The Administrative Agent shall have received a fully-executed copy of the American Railcar Acquisition Agreement (with all schedules and exhibits thereto), together with any amendments, modifications, waivers or consents thereunder, certified to be true and complete by a Responsible Officer of the Borrower.

(c)    The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document shall be made on the American Railcar Acquisition Closing Date; provided that, at the time of, and after giving effect to the initial

Borrowing of the Term Loan, only the Specified Representations shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(d)    The Specified Acquisition Agreement Representations shall be true and correct in all material respects (or in all respects if already qualified by materiality) on the American Railcar Acquisition Closing Date.

(e)    Substantially concurrently with the borrowing of the Term Loan, either (i) the Seller Business Indebtedness, including the Opco Credit Agreement (each as defined in the American Railcar Acquisition Agreement as in effect on April 19, 2019) shall have been repaid in full or (ii) the Target Subsidiaries shall be released from all of their obligations (other than customary contingent indemnification obligations) under the Seller Business Indebtedness, including the Opco Credit Agreement, and, in either case, all liens relating thereto shall have been terminated.

(f)    Subject to the last paragraph of Section 6.13:

(i)    each Domestic Subsidiary (other than Immaterial Subsidiaries) to be acquired pursuant to the American Railcar Acquisition shall have executed and delivered a joinder agreement contemplated by Section 23 of the Subsidiary Guaranty and Section 25 of the Security Agreement (each such Domestic Subsidiary, a “Target Subsidiary”);

(ii)    the Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates as to the Organization Documents from Responsible Officers of each Target Subsidiary in substantially the form of those delivered on the Closing Date pursuant to Section 4.01(a)(iii);

(iii)    the Administrative Agent shall have received certificates of existence or good standing, as applicable, with respect to each of the Target Subsidiaries in their respective jurisdictions of formation, each dated as of a date reasonably acceptable to the Administrative Agent but in any event no earlier than thirty (30) days prior to the American Railcar Acquisition Closing Date;

(iv)    the Administrative Agent shall have received such executed documents as the Administrative Agent may reasonably require to perfect the Lenders’ first priority security interest in the Collateral to be acquired in the American Railcar Acquisition, including such notices of grants of security interests in intellectual property to be filed with the United States Patent and Trademark Office or United States Copyright Office which may be effected without the filing of an assignment to GBXL, filings with the United States Surface Transportation Board and stock transfer powers as may be requested by the Administrative Agent. Notwithstanding the foregoing or any other provision in any Loan Documents to the contrary, to the extent a perfected security interest in any Collateral acquired pursuant to the American Railcar Acquisition (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filing which may be effected without the filing of an assignment to GBXL or delivery of possession of Equity Interests or other certificated security owned by any Loan Party to the extent constituting “certificated securities” within the meaning of the UCC, and assets with respect to which a Lien may be perfected by filings with the United States Surface Transportation Board) is required to be pledged pursuant to the terms of the Security Agreement and pursuant to Section 6.14 but is not able to be provided on the American Railcar Acquisition Closing Date after Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the Term Loan on the American Railcar Acquisition Closing Date, but a security interest in such Collateral will be required to be perfected within 90 days (or such later date as the Administrative Agent may agree) after the American Railcar Acquisition Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent; and

(v)    the Administrative Agent shall have received customary opinions of Paul Hastings LLP and Tonkon Torp LLP, with respect to the Target Subsidiaries, addressed to the Administrative Agent and each Lender.

(g)    The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit K hereto.

(h)    The Lenders shall have received at least five Business Days prior to the American Railcar Acquisition Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten Business Days prior to the American Railcar Acquisition Closing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. At least five days prior to the American Railcar Acquisition Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), the Borrower shall deliver a beneficial ownership certification in relation to the Borrower.

(i)    There shall not exist any Default or Event of Default of the types described under Section 8.01(a), 8.01(f) or 8.01(g).

(j)    The Administrative Agent shall have received a Borrowing Base Certificate duly executed by a Responsible Officer of the Borrower which shall demonstrate that the Borrowing Base is sufficient to permit the borrowing of the Term Loan on the American Railcar Acquisition Closing Date. Such Borrowing Base Certificate shall be calculated as of the most recently ended month ending at least 30 days prior to the American Railcar Acquisition Closing Date and shall be calculated on a pro forma basis giving effect to the American Railcar Acquisition.

(k)    The Borrower shall have paid (i) all agreed fees to the Administrative Agent, BOFA Securities, Inc. and the Lenders set forth in that certain fee letter dated April 17, 2019 between the Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced in reasonable detail at least two (2) Business Days prior to the date of the requested Borrowing of the Term Loan.

(l)    The Administrative Agent shall have received a Committed Loan Notice for the Borrowing of the Term Loan (which Committed Loan Notice shall be modified to reflect the limited conditionality set forth in this Section 4.03).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.03, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed First Amendment Effective Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower, on behalf of itself and the Subsidiary Guarantors, represents and warrants to the Administrative Agent and the Lenders that:

5.01    Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any (x) with respect to the creation of any Lien (other than Permitted Liens), Contractual Obligation or (y) with respect to any conflict, breach or contravention or payment, Contractual Obligation, in each case, to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except to the extent as could not reasonably be expected to have a Material Adverse Effect, or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law.

5.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (a) as have been obtained or made and are in full force and effect, (b) for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, (c) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing or recordation and (d) notices and filings required by law in connection with the exercise of remedies pursuant to the Loan Documents. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party do not require any approval of any Loan Party’s equity holders or any approval or consent of any Person under any Contractual Obligation of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Contractual Obligations, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

5.04    Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement thereof may be limited by applicable Debtor Relief Laws and by general principles of equity.

5.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities required to be shown under GAAP, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated May 31, 2018, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or is reasonably expected to have a Material Adverse Effect.

5.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07    No Default.

Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property; Liens.

Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09    Environmental Compliance.

The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10    Insurance.

(a)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates (except as permitted below) of the Borrower, in such amounts, and with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided, however, that the Borrower may reduce the amount of insurance required to be maintained above to the extent that the Borrower maintains a self-insurance program providing insurance coverage in lieu thereof and in a manner consistent with past practices or otherwise in accordance with sound business practices by companies in similar businesses similarly situated and located. The property and general liability insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date and type on Schedule 5.10.

(b)    The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all Flood Hazard Property, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

5.11    Taxes.

The Borrower and its Subsidiaries have filed all United States federal and state income Taxes and other material Tax returns and reports required to be filed, and have paid all United States federal and state income Taxes and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (b) those (other than United States federal income Taxes) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any formal Tax sharing agreement.

5.12    ERISA Compliance.

(a)    Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other United States federal or state Laws. Each Plan that is intended to qualify under

Section 401(a) of the Code has received an opinion letter or a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Except as would not reasonably be expected to result in liability in excess of the Threshold Amount, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13    Subsidiaries; Equity Interests.

As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and, to the extent applicable, all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than Liens permitted by clauses (a), (c) and (h) of Section 7.01). As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14    Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15    Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; it being understood that for purposes of this Section 5.15, such reports, financial statements, certificates and other information shall not include any financial projections, budgets, forecasts, pro forma data and other forward looking statements (“Projections”) or any information of a general economic or general industry nature. All Projections provided by the Borrower have been prepared in good faith based upon assumptions believed to be reasonable at the time provided (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that the Projections are not a guarantee of financial performance which may differ and such differences may be material). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.16    Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, is not expected to have a Material Adverse Effect.

5.17    Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Borrower, conflict (except for conflicts that either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect) with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any valid rights held by any other Person, except for conflicts that either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect. Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date.

5.18    Sanctions; Anti-Corruption.

None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote compliance in all material respects with such laws.

5.19    No EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation under the Loan Documents shall remain unpaid or unsatisfied (other than contingent amounts not yet due), or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01    Financial Statements.

Deliver to the Administrative Agent and each Lender:

(a)    as soon as available, but in any event no later than 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended August 31, 2018), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP in all material respects, such consolidated statements to be audited and accompanied by a report and opinion of KPMG or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for qualifications resulting from the Obligations being classified as short term Indebtedness during the year prior to the applicable maturity date); and

(b)    as soon as available, but in any event no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended November 30, 2018), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP in all material respects, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)    as soon as available, but in any event not later than 75 days after the beginning of each fiscal year of the Borrower, forecasts prepared by management of the Borrower of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02    Certificates; Other Information.

Deliver to the Administrative Agent (for further distribution to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)    within 45 days after the end of each fiscal quarter, a Borrowing Base Certificate as of the last day of such fiscal quarter;

(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the fiscal quarter ending August 31, 2018) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower which shall include, solely with respect to the delivery of the financial statements referred to in Section 6.01(a), such supplements to Schedules 5.13(a) and 5.17, as are necessary such that, as supplemented, such Schedules would be accurate and complete as of the date of such Compliance Certificate delivered in connection therewith (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)    promptly after any request by the Administrative Agent or any Lender (acting through the Administrative Agent), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to all of the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)    promptly after the furnishing thereof, copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)    promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws;

(h)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(i)    upon closing of any offering of Term Debt which affects the Borrowing Base, upon a pledge of assets permitted pursuant to Section 7.01, or at the Borrower’s sole discretion upon the acquisition of assets by the Borrower or any of its Subsidiaries outside of the ordinary course of business (but otherwise permitted hereunder), an updated Borrowing Base Certificate which incorporates the acquired or pledged assets to reflect such assets on a pro-forma basis; and

(j)    within thirty (30) days after closing of any offering of Term Debt, a certificate signed by a Responsible Officer which confirms that (i) such offering did not cause an Event of Default, and (ii) the documentation associated with such offering, a copy of which shall be attached to the certificate, does not impose a limitation on the ability of the Borrower or its Subsidiaries to make Restricted Payments to the Borrower or its Subsidiaries.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arranger and any Affiliate of the Administrative Agent or the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03    Notices.

Promptly notify the Administrative Agent and each Lender:

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect;

(c)    of the occurrence of any ERISA Event that has resulted or is reasonably expected to result in liability in excess of the Threshold Amount; and

(d)    of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04    Payment of Tax Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (a) unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05    Preservation of Existence, Etc.

Except for Immaterial Subsidiaries, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its material facilities, in each of the foregoing clauses (a), (b) and (c) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07    Maintenance of Insurance.

(a)    Maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons. The Administrative Agent and Lenders acknowledge and agree that the insurance set forth on Schedule 5.10 as of the Closing Date satisfies the requirements of this Section 6.07(a) as of the Closing Date.

(b)    Cause the Administrative Agent to be named as lender loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral. All certificates of property and general liability insurance are to be delivered to the Administrative Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Administrative Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation.

(c)    So long as one or more of the following conditions is true (i) no Event of Default has occurred and is continuing, (ii) the Outstanding Amount of Loans is not greater than $0, or (iii) the loss covered by such insurance involves a potential claim of less than $10,000,000, then, Borrower and its Subsidiaries shall have the sole right to file claims under any property and general liability insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right to file claims involving losses under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(d)    Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all Flood Hazard Property, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such Flood Hazard Property into or out of a special flood hazard area.

6.08    Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09    Books and Records.

(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10    Inspection Rights.

(a)    Permit representatives and independent contractors of the Administrative Agent (who may be accompanied by the Lenders at the sole expense of such Lenders) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that excluding any such visits and inspections during the continuance of an Event of Default, none of the Administrative Agent or any of the Lenders may exercise rights under this Section 6.10(a) more often than two (2) times during any calendar year and only one (1) such visit by Administrative Agent (and no visits by any Lenders) shall be at the Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent (or any of its respective representatives or independent contractors) (and any Lender may accompany Administrative Agent at its own expense) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b)    Notwithstanding anything to the contrary contained herein, the Administrative Agent may conduct annual appraisals of the Loan Parties’ rail car fleet. Such appraisals shall be done at the expense of the Borrower (provided that Borrower shall only be responsible for the actual charges paid or incurred by Administrative Agent in connection with the performance of such appraisal) and shall be performed by an appraiser reasonably acceptable to the Administrative Agent.

(c)    At the discretion of the Administrative Agent or the Required Lenders, the Administrative Agent shall have the right to require or conduct an annual field audit of the Collateral. Such field audit shall be done at the expense of the Borrower (provided that Borrower shall only be responsible for the actual charges paid or incurred by Administrative Agent in connection with the performance of such appraisal) and shall be performed by an auditor reasonably acceptable to the Administrative Agent.

6.11    Use of Proceeds.

Use the proceeds of the Credit Extensions for working capital and other general corporate purposes not in contravention of any applicable Law or of any Loan Document; provided that the proceeds of the Term Loan shall be used solely to finance a portion of the purchase price of the American Railcar

Acquisition, repay Seller Business Indebtedness, including the Opco Credit Agreement (each as defined in the American Railcar Acquisition Agreement), to pay other items constituting the “Estimated Closing Purchase Price” (as defined in the American Railcar Acquisition), and to pay any other amounts required to be paid by the Borrower or its Subsidiaries under the American Railcar Acquisition Agreement and to pay fees and expenses in connection herewith and therewith.

6.12    [Reserved].

6.13    Additional Subsidiary Guarantors.

Notify the Administrative Agent at the time that (i) any Person becomes a Domestic Subsidiary (except for Immaterial Subsidiaries) or (ii) any Domestic Subsidiary ceases to be an Immaterial Subsidiary, and, in each case, promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrower shall cause any Domestic Subsidiary that Guarantees any Indebtedness in excess of $25,000,000 to become a Subsidiary Guarantor.

Solely with respect to the Target Subsidiaries (as defined in Section 4.03(f)), to the extent the items described in Section 4.03(f) are not delivered on the American Railcar Acquisition Closing Date with respect to the Target Subsidiaries, the delivery of such items will not be conditions to the availability of the Term Loan but instead shall be required to be delivered not later than 30 days following the American Railcar Acquisition Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

6.14    Pledged Assets.

(a)    Equity Interests. Cause 100% of the issued and outstanding Equity Interests (other than Excluded Property) of each direct Domestic Subsidiary of each Loan Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to the terms and conditions of the Loan Documents, together with opinions of counsel (except in respect of Equity Interests of Immaterial Subsidiaries) and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b)    Other Property. (i) Cause all of the owned and leased personal property (other than Excluded Property and Equity Interests of Subsidiaries not pledged pursuant to subsection (a) above) of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Loan Documents, subject in any case to Liens permitted by Section 7.01 and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)    In addition, the Loan Parties may pledge additional assets as Collateral pursuant to additional Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, together with such other documentation as the Administrative Agent may reasonably request in connection therewith. To the extent such additional Collateral satisfies the applicable eligibility requirements, such Collateral shall be included in the Borrowing Base.

(d)    Notwithstanding the foregoing, the Loan Parties shall not be required to be in compliance with clauses (a) and (b) of this Section 6.14 with respect to newly formed or acquired Subsidiaries until the thirty day period set forth in Section 6.13 has expired.

(e)    Not permit any railcars owned by any Loan Party that are not pledged as Collateral and are subject to the same lease as any railcars that are pledged as Collateral to be subject to any Lien permitted under Section 7.01(i) unless the secured parties in respect of such Lien (or their representative or agent) have executed and delivered an intercreditor agreement with the Administrative Agent (which shall be in form and substance substantially similar to the Intercreditor Agreement described in clause (a) of the definition thereof or otherwise reasonably satisfactory to the Administrative Agent).

(f)    Notwithstanding anything to the contrary contained herein, no actions in any non-U.S. jurisdiction shall be required under the Loan Documents in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, so long as all applicable equity interests that are certificated are in the possession of the Administrative Agent to the extent constituting Collateral).

6.15    Anti-Corruption Laws.

Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote compliance in all material respects with such laws.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation under the Loan Documents shall remain unpaid or unsatisfied (other than contingent amounts not yet due), or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not increased other than after-acquired property that is affixed or incorporated into such property and proceeds and products of such property, (ii) the principal amount secured or benefited thereby is not increased (except by an amount equal to accrued and unpaid interest on the obligations secured thereby, and a reasonable premium or other reasonable amount paid in connection with such refinancing or extension, fees and expenses reasonably incurred in connection therewith, and by an amount equal to any existing commitments unutilized thereunder), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)    Liens for taxes, fees, assessments and other governmental charges and levies (i) which are not individually, or in the aggregate, in excess of $2,500,000, (ii) which are not overdue for a period of more than 30 days or (iii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (i) which are not individually, or in the aggregate, in excess of $2,500,000, (ii) which are not overdue for a period of more than 30 days or (iii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or applicable Environmental Law;

(f)    (i) deposits to secure the performance of bids, trade contracts and leases (other than in connection with the borrowing of money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and/or (ii) Liens on rail cars (the “transferred rail cars”) or other personal property (“transferred personal property”) that are transferred to the Borrower or any of its Subsidiaries by customers as consideration for the future delivery by the Borrower or any of its Subsidiaries to such customer of (1) existing rail car assets or other existing assets, (2) to-be-refurbished rail car assets or other to-be-refurbished assets or (3) to-be-constructed rail car assets or other to-be-constructed assets, so long as in either case (x) no Default exists or would result from the creation of such Liens, (y) such Liens (A) secure only the performance obligations of the Borrower and its Subsidiaries to deliver the assets described in items (1), (2) or (3) of this clause (f) to such customer, (B) extend to no property of the Borrower and its Subsidiaries other than the transferred rail cars or other transferred personal property, (C) are released upon completion of performance by the Borrower and its Subsidiaries and (z) the transferred rail cars or other transferred personal property shall not be included in the Borrowing Base while they are subject to such Liens;

(g)    any zoning restrictions, easements, rights-of-way, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person, or the use of the property for the intended purpose;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)    Liens on Lease-Related Assets securing Term Debt permitted under Section 7.03(d) (and, if applicable, any obligations in respect of Swap Contracts permitted under the terms of the documentation governing any such Term Debt to be secured by the applicable Lease-Related Assets securing such Term Debt); provided that (i) such Liens do not at any time encumber any other property and (ii) the applicable Lease-Related Assets pledged to secure such Term Debt are not included in the Borrowing Base calculation set forth in the most recently delivered Borrowing Base Certificate;

(j)    Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or the proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith); provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other individual financings of equipment provided by such lender;

(k)    Liens on assets of Foreign Subsidiaries securing Indebtedness permitted under Section 7.03(f);

(l)    Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(m)    any right of a licensor under any license agreement for the use of intellectual property or other intangible assets as to which the Borrower or such Subsidiary is the licensee;

(n)    any leases, licenses, subleases or sublicenses granted to others (i) in the ordinary course of business not interfering in any material respect, alone or in the aggregate, with the conduct of the business of the Borrower and its Subsidiaries taken as a whole or (ii) permitted pursuant to Section 7.05;

(o)    Liens in favor of owners or purchasers of goods (including materials and/or components used in connection with the manufacture thereof) being manufactured or serviced in the ordinary course of business; provided that (i) such Liens do not at any time encumber any property other than the goods being manufactured or serviced (and such owned or purchased materials and/or components used in connection with the manufacture or service thereof) for such purchaser or owner, (ii) such purchaser or owner shall have paid for the materials being used to manufacture or service such goods through the making of progress payments or similar advances and (iii) such goods are excluded from the Borrowing Base;

(p)    Liens in favor of Loan Parties granted by any of Gunderson-Concarril S.A. de C.V., Greenbrier-GIMSA, LLC or Gunderson-GIMSA S. de R.L. de C.V. to secure any Indebtedness owed to a Loan Party;

(q)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition or other Investments permitted under Section 7.02 or Dispositions permitted under Section 7.05;

(r)    deposits in the ordinary course to secure liability insurance carriers and Liens on premium refunds and insurance proceeds securing the financing of insurance premiums permitted hereunder;

(s)    Liens securing Indebtedness permitted by Section 7.03(m) on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any of its Subsidiaries or otherwise becomes a Subsidiary of the Borrower; provided, that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(t)    customary negative pledges on assets being sold or Disposed of, including customary restrictions on distributions by a Subsidiary of the Borrower to be sold, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such Disposition is permitted by Section 7.05;

(u)    Liens on cash and cash equivalents deposited with a third-party trustee that arise in connection with the defeasance, discharge or redemption of Indebtedness;

(v)    Liens in favor of the Borrower or any of its Subsidiaries securing Indebtedness permitted under Section 7.03(i); provided that such Liens shall not be provided by Loan Parties in favor of Subsidiaries that are not Loan Parties;

(w)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)    Liens on assets leased to the Borrower or any Subsidiary under operating leases (including Liens on any subleases of such assets by the Borrower or such Subsidiary to third parties), which Liens (i) are granted in favor of the lessor with respect to the lease granting the Borrower or such Subsidiary rights in such assets as the lessee and (ii) secure the Borrower’s or such Subsidiary’s obligations to the lessor under such lease;

(y)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(z)    Liens not otherwise permitted under this Section 7.01, provided that the obligations secured thereby shall not exceed $15,000,000 in the aggregate at any time outstanding; and

(aa)    Liens on property acquired pursuant to a Permitted Acquisition or Liens on property of a Loan Party or any of their Subsidiaries in existence at the time such Person is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness (or any refinancings, refundings, renewals, or extensions thereof so long as the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued and unpaid interest on such Indebtedness and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing) that is secured by such Liens is permitted to exist under Section 7.03(q), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any property of a Loan Party or any of its Subsidiaries.

7.02    Investments.

Make or permit to exist any Investments, except:

(a)    Investments held by the Borrower or such Subsidiary in the form of cash equivalents or other investments permitted under the Borrower’s cash investment policy as approved by the Borrower’s board of directors, managers or equivalent governing body;

(b)    advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)    Investments (i) by any Loan Party in another Loan Party, (ii) by any Domestic Subsidiary that is not a Loan Party in any other Domestic Subsidiary that is not a Loan Party, (iii) by any Foreign Subsidiary in the Borrower or in any of its Subsidiaries, and (iv) by a Loan Party or any Subsidiary in a Foreign Subsidiary, “SPE”, “Managed Person” or “Joint Venture”, so long as the aggregate amount of such Investments, solely with respect to this subclause (iv), does not exceed $20,000,000 during the term of this Agreement;

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)    other Investments not exceeding an amount equal to the sum of (i) the greater of (x) $100,000,000 and (y) 10% of Consolidated Tangible Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal year of the Borrower plus (ii) any excess amount of Restricted Payments available to be paid pursuant to Section 7.06(d) that have not been distributed and have not been previously invested pursuant to this Section 7.02(e) or Section 7.02(g);

(f)    purchases of Inventory by a Loan Party on behalf of any of Gunderson-Concarril S.A. de C.V., Greenbrier-GIMSA, LLC, GBW Railcar Services, L.L.C. or Gunderson-GIMSA S. de R.L. de C.V.;

(g)    Investments in Greenbrier-GIMSA, LLC or Gunderson-GIMSA S. de R.L. de C.V. made after the Closing Date in an aggregate outstanding amount not exceeding the sum of (i) $30,000,000 plus (ii) any excess amount of Restricted Payments available to be paid pursuant to Section 7.06(d) that have not been distributed and have not been previously invested pursuant to this Section 7.02(g) or Section 7.02(e);

(h)    Permitted Acquisitions, including, for the avoidance of doubt, any Investment in any Subsidiary in an amount required to permit such Subsidiary to consummate a Permitted Acquisition, which amount is actually applied by such Subsidiary to consummate such Permitted Acquisition substantially concurrently with the making of such Investment;

(i)    to the extent constituting Investments, the creation of Liens, the incurrence of any Guarantee, the making of fundamental changes, the consummation of Dispositions, and the making of Restricted Payments permitted under Sections 7.01, 7.03(h), 7.04, 7.05 and 7.06, respectively;

(j)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests or with the net proceeds of the issuance of Qualified Equity Interests; provided that any Investments made with the net proceeds of the issuance of Qualified Equity Interests shall be made substantially contemporaneously with the issuance of such Qualified Equity Interests;

(k)    Investments consisting of (i) discretionary contributions made during such time as no Event of Default exists in an aggregate amount not to exceed $5,000,000 per fiscal year to a “rabbi” trust for the benefit of employees within the meaning of Revenue Procedure 92-64 and (ii) required contributions to a “rabbi” trust for the benefit of employees within the meaning of Revenue Procedure 92-64;

(l)    Swap Contracts permitted by Section 7.03(c);

(m)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(n)    Investments existing or contemplated on the Closing Date and set forth on Schedule 7.02 (and any extensions, modifications or renewals thereof provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 7.02);

(o)    Investments of a Loan Party or a Subsidiary of a Loan Party acquired pursuant to a Permitted Acquisition (or Investments of a target assumed at the time of a Permitted Acquisition of such target); provided that such Investment was not incurred or made in connection with, or in anticipation or contemplation of, such Permitted Acquisition.

7.03    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, by an amount equal to accrued and unpaid interest on such Indebtedness, and by an amount equal to any existing commitments unutilized thereunder;

(c)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d)    private offerings of debt securities or long-term Indebtedness to institutional investors or financial institutions by the Loan Parties or other Domestic Subsidiaries which Indebtedness (i) is secured by Liens permitted by Section 7.01(i) and (ii) in the case of any such Indebtedness not in existence on the Closing Date, if in a principal amount in excess of $30,000,000, contains terms and conditions reasonably acceptable to the Administrative Agent (any such Indebtedness, “Term Debt”); provided, however, that the aggregate principal amount of all such Term Debt at any one time outstanding pursuant to this subsection (d) shall not exceed $300,000,000;

(e)    capital leases (including sale-leaseback transactions) or purchase money obligations for fixed or capital assets, within the limitations set forth in Section 7.01(j), and in an aggregate amount not to exceed $25,000,000 at any one time outstanding, and any refinancings, refundings, renewals, or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued and unpaid interest on such Indebtedness and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(f)    Indebtedness of Foreign Subsidiaries incurred in the ordinary course of business;

(g)    earn-out obligations incurred in respect of Permitted Acquisitions;

(h)    Guarantees given by the Borrower or any Subsidiary Guarantor in respect of Indebtedness of (i) the Borrower or any other Subsidiary Guarantor or (ii) a Foreign Subsidiary, “SPE”, “Managed Person” or “Joint Venture”, in each case, that is otherwise permitted or not prohibited under this Section 7.03; provided, that, the value of the Guarantees made in reliance of subclause (ii) of this clause (h) shall not exceed $10,000,000 in the aggregate at any time;

(i)    intercompany Indebtedness resulting from loans and advances permitted by Section 7.02;

(j)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees or obligations in respect of letters of credit related thereto provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(l)    Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums; provided, that the total of all such Indebtedness shall not exceed the aggregate amount of such unpaid insurance premiums;

(m)    Indebtedness of a Person of the type described in Section 7.03(e) existing at the time such Person is merged into or consolidated with the Borrower or any of its Subsidiaries or otherwise becomes a Subsidiary of the Borrower; which Indebtedness was not incurred in contemplation of such merger, consolidation or Investment and is non-recourse to the Borrower or any Subsidiary other than such Person, and any refinancings, refundings, renewals or extensions thereof, provided that (i) the property securing such Indebtedness is not increased, (ii) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued and unpaid interest on such Indebtedness and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (iii) the direct or any contingent obligor with respect to such Indebtedness is not changed;

(n)    Indebtedness of the Borrower or any of its Subsidiaries to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge any other Indebtedness of such obligor not prohibited by this Section 7.03; provided that: (i) the amount of such new Indebtedness does not exceed the outstanding amount of the Indebtedness to be defeased or satisfied and discharged except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such defeasance or satisfaction and discharge, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such new Indebtedness are no less favorable in any material respect to the Borrower and its Subsidiaries or the Lenders than the terms of any agreement or instrument governing the Indebtedness being defeased or satisfied and discharged and the interest rate applicable to any such new Indebtedness does not exceed the then applicable market interest rate and (iii) upon such defeasance, discharge or satisfaction, such new Indebtedness must otherwise be permitted under another subsection of this Section 7.03 and shall thereafter not be permitted under this subsection (n);

(o)    to the extent constituting Indebtedness, obligations in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or in connection with services provided under Treasury Management Agreements, in each case, incurred in the ordinary course of business;

(p)    other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $550,000,000; provided that (i) if such Indebtedness is secured, the aggregate principal amount of such secured Indebtedness shall not exceed $10,000,000 at any time outstanding and the Liens securing such Indebtedness are permitted by Section 7.01(z), and (ii) in the case of any such Indebtedness in an aggregate principal amount in excess of $30,000,000, such Indebtedness shall be on terms which are either (A) “market” terms as determined in good faith by the board of directors of the Borrower or (B) reasonably acceptable to the Administrative Agent; and

(q)    Indebtedness of a Loan Party or a Subsidiary of a Loan Party acquired pursuant to a Permitted Acquisition (or Indebtedness of a target assumed at the time of a Permitted Acquisition of such target) (and any refinancings, refundings, renewals or extensions thereof); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) the aggregate principal amount of all such Indebtedness does not exceed $5,000,000 (the “Assumed Permitted Debt Cap”) at any time outstanding (plus, in the case of any refinancing, refunding, renewal or extension, an amount equal to accrued and unpaid interest on such Indebtedness and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing) and (iii) in the case of any refinancing, refunding, renewal or extension, the property securing such Indebtedness is not increased; provided further that any reimbursement obligations in respect of letters of credit in excess of the Assumed Permitted Debt Cap shall be permitted by this subsection (q) until the sixtieth day following the consummation of the Permitted Acquisition in which such reimbursement obligations are assumed, so long as, the Borrower or its applicable Subsidiary intends in good faith to replace (or backstop) such letter of credit with a Letter of Credit issued hereunder.

7.04    Fundamental Changes.

Merge, dissolve, divide, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)    any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person or (iii) any Person in order to effect any Investment permitted pursuant to Section 7.02, provided that a Subsidiary shall be the continuing or surviving Person (and if a Subsidiary Guarantor is party to such transaction, a Subsidiary Guarantor shall be the surviving Person);

(b)    the Borrower may merge or consolidate with another corporation or entity which merger or consolidation merely effects the form or domicile of the Borrower without changing the respective holdings of Equity Interests in the Borrower (or in the surviving entity) by stockholders and pursuant to which all obligations of the Borrower in respect of this Agreement are and remain obligations of the surviving entity; provided that the surviving entity shall be organized under the laws of a political subdivision of the United States;

(c)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor; and

(d)    any Subsidiary may divide; provided that if the dividor in such a transaction is a Subsidiary Guarantor, then the newly formed entities must be Subsidiary Guarantors.

7.05    Dispositions.

Make any Disposition, except:

(a)    Dispositions of obsolete, damaged, destroyed or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)    Dispositions of inventory in the ordinary course of business or equipment on or held for lease in the ordinary course of business, including sales, leases or exchanges of such assets, and in connection with the Golden West Agreements, in each case in the ordinary course of business;

(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)    Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(e)    Dispositions permitted by Section 7.04;

(f)    Dispositions of lease assets in lease securitization, structured finance or syndication transactions, provided that the Borrower remains in compliance with its limitations under the Borrowing Base and all other terms and conditions of this Agreement;

(g)    Dispositions pursuant to any sale-leaseback transactions under Section 7.03(e);

(h)    sales or other Dispositions of assets having a fair market value (as determined by the Borrower in its reasonable discretion) of less than $75,000,000 in the aggregate during the term of this Agreement;

(i)    Dispositions of cash equivalents in the ordinary course of business;

(j)    leases or subleases of property, including real property, in each case in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(k)    licenses for the use of IP Rights in the ordinary course of the Borrower’s or such Subsidiary’s business and, to the extent the American Railcar Acquisition has been consummated, the IP Cross License Agreement and the Trademark License Agreement, in each case, as defined in the American Railcar Acquisition Agreement;

(l)    Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(m)    any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(n)    to the extent constituting a Disposition, Liens, Investments, fundamental changes and Restricted Payments permitted by Sections 7.01, 7.02, 7.04 and 7.06, respectively;

(o)    casualty events or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of, any property of the Borrower or any of its Subsidiaries; and

(p)    the sales of any of the real properties located at 3701 N. 16th Street, Omaha, Nebraska, 4233 N. 31st Avenue, Omaha, Nebraska and 3390 East 36th Street, Tucson, Arizona 85713;

(q)    Dispositions of non-core assets acquired in connection with any Permitted Acquisition or other Investment permitted under Section 7.02 or other assets if the Disposition thereof is required by law (including anti-trust law) or a Governmental Authority;

(r)    the assignment, cancellation, abandonment or other Disposition of (i) intellectual property or (ii) real property leases or licenses, that is, in the good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and the Subsidiaries, taken as a whole;

(s)    [reserved];

(t)    Dispositions of Excluded GBW Property; and

(u)    Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

provided, however, that (1) any Disposition pursuant to clauses (c), (f), (g)    and (i) shall be for fair market value and (2) no Disposition of less than all of the Equity Interests of a Subsidiary Guarantor to Person that is not a Loan Party shall be permitted by this Section 7.05.

7.06    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment:

(a)    each Subsidiary may make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)    so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may declare or pay Restricted Payments after the Closing Date in an aggregate amount not to exceed the sum of (i) $300,000,000 plus (ii) 50% of the cumulative Consolidated Net Income of the Borrower and its Subsidiaries since May 31, 2018 minus (iii) all amounts available to make Restricted Payments pursuant to this subsection (d) that have been invested pursuant to Sections 7.02(e) and 7.02(g);

(e)    the Borrower may make payments of cash in lieu of fractional shares in connection with the exercise of or conversion of securities that are exercisable or convertible into Equity Interests;

(f)    to the extent constituting Restricted Payments, upon the vesting of Equity Interests pursuant to the terms of any agreement with employees, consultants or directors or pursuant to the terms of the Borrower’s equity compensation plans or agreements, the Borrower may (i) repurchase a portion of such Equity Interests (through any “net” settling of any Equity Interest or through a tax withholding feature of any Equity Interest) to the extent such repurchased Equity Interests represent the exercise price of options or warrants or the amount of withholding taxes due upon such exercise or vesting and (ii) make tax withholding payments on behalf of such employees, consultants or directors in connection therewith;

(g)    to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 or 7.04; and

(h)    so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may declare or pay Restricted Payments approved by the board of directors of the Borrower (or applicable governing body) so long as such Restricted Payments do not exceed $1.00 per share per fiscal year.

7.07    Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date, except for any reasonable extensions or expansions thereof or any business substantially related or incidental thereto.

7.08    Transactions with Affiliates.

Other than (a) transactions not prohibited by this Agreement (including the payment of Restricted Payments permitted by Section 7.06), (b) payment of reasonable directors fees, (c) any issuance of Qualified Equity Interests of the Borrower to Affiliates of the Borrower and (d) any employment, consulting, service or termination agreement or reasonable and customary indemnification arrangements, entered into by the Borrower or any of its Subsidiaries with directors, officers and employees of the Borrower or any of its Subsidiaries and the payment of compensation to directors, officers and employees of the Borrower or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09    Burdensome Agreements.

Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary Guarantor to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (b) of any Subsidiary Guarantor to Guarantee the Obligations or (c) of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person (other than Excluded Property) to secure the Obligations, except:

(i)    Contractual Obligations in existence as of the Closing Date and set forth in Schedule 7.09;

(ii)    Contractual Obligations contained in this Agreement or any other Loan Document;

(iii)    any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d), 7.03(e) or 7.03(m) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

(iv)    any instrument governing Indebtedness or Equity Interests of a Person and its Subsidiaries acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 7.03;

(v)    customary provisions restricting subletting or assignment of any lease, contract, or license of the Borrower or any Subsidiary or customary provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(vi)    any agreement for the sale or other Disposition of assets, including customary restrictions on distributions by a Subsidiary of the Borrower to be sold, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such Disposition was permitted by Section 7.05;

(vii)    any instrument or agreements governing Indebtedness permitted by Section 7.03(f), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Foreign Subsidiaries obligated in respect of such Indebtedness;

(viii)    negative pledges in favor of holders of Indebtedness permitted by Section 7.03 that limit the right of the debtor to dispose of or encumber the assets financed with such Indebtedness;

(ix)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(x)    customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 7.02 and applicable solely to such Joint Venture and are entered into in the ordinary course of business; and

(xi)    in the case of subclause (a), any agreement or instrument relating to any Indebtedness of a Subsidiary permitted to be incurred subsequent to the Closing Date pursuant to Section 7.03 if the encumbrances and restrictions are not materially more restrictive than those set forth in this Agreement and do not otherwise materially impair the ability of the Loan Parties to perform their obligations under this Agreement.

7.10    Use of Proceeds.

Use the proceeds of any Credit Extension to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11    Financial Covenants.

Beginning with the fiscal quarter ended August 31, 2018:

(a)    Consolidated Adjusted Interest Coverage Ratio. Permit the Consolidated Adjusted Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.00 to 1.0.

(b)    Consolidated Capitalization Ratio. Permit the Consolidated Capitalization Ratio as of the end of any fiscal quarter of the Borrower to be greater than 0.70 to 1.0.

For purposes of the financial ratio calculations in this Section 7.11, no earnings or losses of any Managed Person shall be included.

7.12    [Reserved].

7.13    Sanctions; Anti-Corruption Laws.

(a)    Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

(b)    Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within ten days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in (i) Section 6.01, which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition or (ii) any of Section 6.02, 6.03, 6.05(a), 6.10, 6.11, 6.13 or 6.14 or Article VII, other than pursuant to Sections 7.02 and 7.03, or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in its Subsidiary Guaranty; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which a Responsible Officer of a Loan Party knew of such failure and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)    Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)    Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, as in accordance with the terms of such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)    Change of Control. There occurs any Change of Control.

Solely for purposes of determining whether an Event of Default has occurred under Section 8.01(f) or 8.01(g), it is understood and agreed that all Immaterial Subsidiaries affected by the applicable event or circumstance shall be considered together, as a single consolidated Person, for purposes of determining whether an Event of Default under Section 8.01(f) or 8.01(g) has occurred.

8.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; and

(ii)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(iii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iv)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (or other applicable Debtor Relief Law), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize its L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be (subject to the provisions of Section 2.17) applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 7.03(c), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 7.03(c), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Subsidiary Guarantor shall not be paid with amounts received from such Subsidiary Guarantor or such Subsidiary Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Treasury Management Agreements and Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender, as the case may be. Each Lender or Affiliate of a Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01    Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents (including Intercreditor Agreements) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 9.06 and 9.10) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), holder of Obligations in respect of Treasury Management Agreements and Swap Contracts) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable to any Lender for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

Neither the Administrative Agent nor any of its Related Parties shall have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C

Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.08 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the documentation agents, co-agents, syndication agents, bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.10 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized (A) to form one or more acquisition vehicles to make a bid, and (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (viii) of Section 10.01) and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.10    Collateral and Guaranty Matters.

Without limiting the provisions of Section 9.09, each of the Lenders and the L/C Issuer irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) that is owned by a Person other than a Loan Party, including vessels under construction for third parties pursuant to a contract, that are held by a Loan Party as a bailee for such other Person, or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (ii) of Section 7.01(f) or Section 7.01(i); and

(c)    to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

Notwithstanding the foregoing, the Administrative Agent, the Lenders and L/C Issuer acknowledge and agree that (x) in the event that any Subsidiary ceases to be a direct or indirect Subsidiary of the Borrower as a result of a transaction permitted by this Agreement, then such Subsidiary shall automatically be fully and finally released from its obligations hereunder without any further action of the Administrative Agent, the Lenders, or the L/C Issuer, and (y) upon the transfer of any Collateral to a Person that is not a Loan Party pursuant to a Disposition permitted by this Agreement, the Security Interest (as defined in the Security Agreement) and Liens as to any such Collateral granted by the Loan Documents shall be deemed to be released automatically without any further action of the Administrative Agent, the Lenders, or the L/C Issuer upon the consummation of such Disposition (it being understood and agreed, for the avoidance of doubt, that (A) Railcar Sales in the Ordinary Course of Business are transactions expressly permitted under the Loan Documents and that the Administrative Agent’s Security Interest (as defined in the Security Agreement) and Liens in any railcars (but not the proceeds thereof) shall be automatically released without any further action of the Administrative Agent, the Lenders, or the L/C Issuer in connection with any such Railcar Sales in the Ordinary Course of Business, and (B) upon the sale of a lease of railcars and all railcars that are Collateral that are subject to such lease pursuant to a Disposition permitted by this Agreement, the Administrative Agent’s Security Interest and Liens in such railcars and such lease (but not the proceeds thereof) shall be automatically released without any further action of the Administrative Agent, the Lenders, or the L/C Issuer), and, in each instance, the Administrative Agent shall promptly upon written request from the Borrower, and at the expense of the Borrower, take all necessary action to document the full and final release of such Loan Party or Collateral, as applicable, under the Loan Documents.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11    Treasury Management Agreements and Swap Contracts.

No Lender or Affiliate of a Lender providing Treasury Management Agreements or Swap Contracts that obtains the benefit of Section 8.03, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Subsidiary Guaranty or any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender providing Treasury Management Agreements or Swap Contracts, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any such Treasury Management Agreements or such Swap Contracts in the case of the termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) arising under the Loan Documents.

9.12    ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection

(a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) subclause (i) in the immediately preceding subsection (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

10.01    Amendments, Etc.

(a)    Except as provided in subsections (b) and (c) below, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (D) of the second proviso to this Section 10.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)    amend Section 1.05 or the definition of “Alternative Currency” without the written consent of each Lender that is obligated to make Credit Extensions in such Alternative Currency;

(vi)    change the definition of “Required Lenders”, or change any provision of this Section 10.01(a) without the written consent of each Lender directly and adversely affected thereby;

(vii)    except in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender whose Obligations are Guaranteed thereby; or

(viii)    release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender whose Obligations are secured by such Collateral;

and, provided further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)    Notwithstanding any provision herein to the contrary: (i) the Administrative Agent and the Borrower may jointly amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (A) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) the Administrative Agent and the Borrower may amend this Agreement as contemplated by and in accordance with Section 3.07, and (iv) the holders of a majority of the Term Loan Commitments may waive any condition precedent set forth in Section 4.03.

(c)    Notwithstanding anything to the contrary in this Agreement:

(i)    pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and/or Commitments (each, an “Extension”), so long as no Default nor any Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the applicable Lenders, and no Default nor any Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extension;

(ii)    no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension;

(iii)    all obligations in respect of an Extension shall be (A) Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents and (B) on terms no more favorable, taken as a whole, to the existing Loan and/or Commitments (other than with respect to (1) maturity, (2) pricing, (3) covenants or other provisions applicable only to periods after the Maturity Date and (4) if the existing Lenders also receive the benefit of such more restrictive terms); and

(iv)    the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower to accomplish the Extensions set forth in this Section 10.01(b).

10.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY (AS DEFINED BELOW) IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Laws.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, enforcement and collection, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any collection, enforcement, workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that pursuant to this clause (a), the Borrower shall not be required to reimburse such fees, charges and disbursements of more than one primary counsel to the Administrative Agent, the L/C Issuer and all the Lenders, taken as a whole, and if necessary, one special counsel and one local counsel in each relevant jurisdiction, to the Administrative Agent, the L/C Issuer and the Lenders, taken as a whole, unless the representation of one or more Lenders by such counsel would be inappropriate due to the existence of an actual or perceived conflict of interest, in which case, upon prior written notice to the Borrower, the Borrower shall also be required to reimburse the reasonable out-of-pocket fees, charges and disbursements of one additional counsel to such affected Lenders in each relevant jurisdiction.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal fees and expenses of counsel, to the fees, charges and disbursements of one primary counsel to the Indemnitees, taken as a whole, and if reasonably necessary, one special counsel and one local counsel in each relevant jurisdiction, to the Indemnitees, taken as a whole, unless the representation of one or more Indemnitees by such counsel would be inappropriate due to the existence of an actual or perceived conflict of interest, in which case, upon prior written notice to the Borrower, the Borrower shall also be required to reimburse the reasonable out-of-pocket fees, charges and disbursements of one additional counsel to such affected Indemnitees in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnified Parties), (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) any dispute solely among the Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Arranger or any similar role under this Agreement or any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(e).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrower, any agent nor any Lender shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto (or any Indemnitee or any Loan Party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of any such damages incurred or paid by an Indemnitee to a third party and to which such Indemnitee is otherwise entitled to indemnification as provided above). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor together with customary invoice supporting reimbursement or payment.

(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (x) $5,000,000 in the case of any assignment in respect of a Revolving Commitment (and the related Revolving Loans thereunder) and (y) $1,000,000 in the case of any assignment in respect of the Term Loan Commitments or Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportional Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans on a non-pro rata basis;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility subject to such assignment, an

Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit issued (or to be issued) by the L/C Issuer; and

(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Line Loans made (or to be made) by the Swing Line Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.    Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this

Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive unless the sale of such participation is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.    To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Resignation after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as, or at least as restrictive as, those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.15 or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.08    Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender gives a notice pursuant to Section 3.02 (which has not been revoked), (d) any Lender is a Non-Consenting Lender or (e) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Administrative Agent shall have received the assignment fee specified in Section 10.06(b);

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable Laws; and

(v)    in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

provided that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

For the avoidance of doubt, the interpretation of the provisions of the American Railcar Acquisition Agreement, including with respect to satisfaction of the conditions contained therein, whether the American Railcar Acquisition has been consummated as contemplated by the American Railcar Acquisition Agreement, any interpretation of “Business Material Adverse Effect” (as defined in the American Railcar Acquisition Agreement) and any determination of whether a “Business Material Adverse Effect” (as defined in the American Railcar Acquisition Agreement) has occurred or could reasonably be expected to occur, and whether the representations made regarding, or made by or on behalf of, American Railcar Industries, Inc. in the American Railcar Acquisition Agreement (including any Specified Acquisition Agreement Representations) are accurate and whether as a result of any inaccuracy thereof the Borrower (or any of its Affiliates) has the right to terminate its or their obligations under the American Railcar Acquisition Agreement or the right to not consummate the transactions contemplated by the American Railcar Acquisition Agreement and all issues, claims and disputes concerning the construction, validity, interpretation and enforceability of the American Railcar Acquisition Agreement and the exhibits and schedules thereto shall, in each case, be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)    SUBMISSION TO JURISDICTION EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.17    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.18    Statutory Notice.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

10.19    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20    Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.22    Amendment and Restatement of Existing Credit Agreement.

The parties to the Existing Credit Agreement each hereby agrees that, at such time as this Agreement shall have become effective pursuant to the terms of Article IV, (a) the Existing Credit Agreement automatically shall be deemed amended, superseded and restated in its entirety by this Agreement and (b) the Commitments under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments hereunder. This Agreement is not a novation of the Existing Credit Agreement. The promissory notes executed and delivered by the Borrower under the Existing Credit Agreement are hereby cancelled and shall be deemed replaced with the Notes issued hereunder. This amendment and restatement has been effected in accordance with the terms of the Existing Credit Agreement.

10.23    Acknowledgement Regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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